Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LAREDO PETROLEUM, INC.,

LAREDO PETROLEUM TEXAS, LLC AND

LAREDO GAS SERVICES, LLC

as Sellers

AND

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIII-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIB, L.P., AND

ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIC, L.P.,

as Buyers

AND ENERVEST OPERATING, L.L.C.,

For the limited purpose stated herein

Dated May 20, 2013

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

i

6.14	Compliance with Law and Government Authorizations	43
6.15	Environmental Matters	43
6.16	Payments for Production; Calls on Production	43
6.17	Well Status and Abandonments	44
6.18	Bonds and Credit Support	44
6.19	Suspense Funds	44
6.20	Imbalances	44
6.21	Insurance	44
6.22	Royalties	44

Article 7 BUYER’S AND EVOC’S REPRESENTATIONS AND WARRANTIES		44

7.1	Organization and Standing	44
7.2	Power	45
7.3	No Conflicts	45
7.4	Authorization and Enforceability	45
7.5	Consent	45
7.6	Liability for Brokers’ Fees	45
7.7	Bankruptcy	46
7.8	Litigation	46
7.9	Financial Resources and Other Capability	46
7.10	No Benefit Plan Investor	46
7.11	Qualifications	46
7.12	Buyer’s Evaluation	46
7.13	Securities Law Compliance	47

Article 8 COVENANTS AND AGREEMENTS		47

8.1	Covenants and Agreements of Sellers	47
8.2	Covenants and Agreements of Buyers and EVOC, as Applicable	49
8.3	Covenants and Agreements of the Parties	52

Article 9 TAX MATTERS		54

9.1	Asset Tax Liability	54
9.2	Transfer Taxes	55
9.3	Asset Tax Returns	55
9.4	Tax Cooperation	55

Article 10 CONDITIONS PRECEDENT TO CLOSING		56

10.1	Conditions to Obligations of Both Parties	56
10.2	Sellers’ Conditions	56
10.3	Buyers’ Conditions	57

Article 11 RIGHT OF TERMINATION		57

11.1	Termination	57
11.2	Liabilities Upon Termination	58
11.3	Return of Documentation and Confidentiality	59

Article 12 CLOSING		59

12.1	Date of Closing	59
12.2	Place of Closing	59
12.3	Closing Obligations	59

Article 13 POST-CLOSING OBLIGATIONS		60

13.1	Post-Closing Adjustments	60
13.2	Records	62
13.3	Further Assurances	62

Article 14 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		62

14.1	Buyers’ Assumption of Liabilities and Obligations	62
14.2	Indemnification	62
14.3	Claims Procedure	65
14.4	Survival of Warranties, Representations and Covenants	67
14.5	Reservation as to Non-Parties	68
14.6	Tax Treatment of Indemnity Payments	68

Article 15 MISCELLANEOUS		68

15.1	Schedules and Exhibits	68
15.2	Expenses	68
15.3	Notices	68
15.4	Amendments	69
15.5	Assignment	69
15.6	DISCLAIMERS	69
15.7	Counterparts Signatures	71
15.8	Governing Law	71
15.9	Entire Agreement	72
15.10	Binding Effect	72
15.11	No Third-Party Beneficiaries	72
15.12	Dispute Resolution	72
15.13	Publicity	73

List of Exhibits

Exhibit A	Leases
Exhibit B	Wells and Allocated Values
Exhibit C	Surface Contracts
Exhibit D	Excluded Assets
Exhibit E	Form of Assignment
Exhibit F	Form of Specified Contracts Assignment and Assumption
Exhibit G	Form of Certificate of Non-Foreign Status

List of Schedules

Schedule 1.1(a)	Buyer’s Knowledge Representatives
Schedule 1.1(b)	Seller’s Knowledge Representatives
Schedule 1.1(c)	Specified Contracts
Schedule 1.1(d)	Hedge Contracts
Schedule 2.1(a)	Proportionate Shares
Schedule 2.4(c)	Additional Assets
Schedule 6.3	Conflicts
Schedule 6.5	Consents
Schedule 6.6	Preferential Rights
Schedule 6.9	Litigation
Schedule 6.10(a)	Material Agreements
Schedule 6.10(b)	Material Agreement Matters
Schedule 6.11	AFEs
Schedule 6.12	Taxes
Schedule 6.14	Compliance with Laws and Governmental Authorizations
Schedule 6.15	Environmental Matters
Schedule 6.16(b)	Calls on Production
Schedule 6.17	Well Status and Abandonments
Schedule 6.18	Bonds and Credit Support
Schedule 6.19	Suspense Funds
Schedule 6.20	Imbalances
Schedule 6.21	Insurance
Schedule 6.22	Royalties
Schedule 8.1	Conduct of Business
Schedule 8.1(c)	Hedging Transactions
Schedule 8.3(d)	Available Employees

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of the 20th day of May, 2013 (the “Execution Date”), by and between Laredo Petroleum, Inc., a Delaware corporation (“Laredo”), Laredo Petroleum Texas, LLC, a Texas limited liability company (“Laredo Texas”), and Laredo Gas Services, LLC, a Delaware limited liability company (“Laredo Gas Services” and, together with Laredo and Laredo Texas, “Sellers” and each individually, “Seller”), and EnerVest Energy Institutional Fund XII-WIB, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XII-WIC, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XII-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIII-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XIII-WIB, L.P., a Delaware limited partnership, and EnerVest Energy Institutional Fund XIII-WIC, L.P., a Delaware limited partnership (collectively, “Buyers” and each individually, “Buyer”), and EnerVest Operating, L.L.C., a Delaware limited liability company (“EVOC”) which enters into this Agreement solely for the purposes of providing the referenced representations, warranties and covenants contained herein.  Buyers and Sellers are collectively referred to herein as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, Sellers own certain oil and gas interests and associated assets located in Oklahoma and Texas (collectively, as more fully defined in Section 1.1 the “Assets”); and

WHEREAS, Sellers desire to sell, and Buyers desire to purchase, the Assets upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyers and Sellers agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

1.1                               Certain Defined Terms.  Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in this Section 1.1:

“AAA” means the American Arbitration Association.

“Accounting Expert” has the meaning set forth in Section 13.1(b).

“AFE” has the meaning set forth in Section 6.11.

“Affected Asset” has the meaning set forth in Section 4.4(b)(1).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided that for purposes of this Agreement, Warburg Pincus LLC and its affiliates and all private equity funds and portfolio companies (other than Sellers) owned or managed by Warburg Pincus LLC or its affiliates shall not be deemed to be affiliates of Sellers.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Defect Deductible” means * of the unadjusted Purchase Price.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 2.3(a).

“Applicable Contracts” means those Contracts to which Sellers are a party or are bound and that will be binding on Buyers or any of the Assets following Closing; provided, however, that such Contracts shall be considered “Applicable Contracts” to the extent, and only to the extent, such Contracts relate solely to the Assets.  For the avoidance of doubt, no Excluded Asset shall be an “Applicable Contract”.

“Asset Taxes” means all ad valorem, property, production, excise, severance and all other similar Taxes assessed against the Assets or based on or measured by the value or ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds therefrom (but, for the avoidance of doubt, shall not include income, franchise or similar Taxes or Subject Transfer Taxes).

“Assets” means all of Sellers’ right, title, and interest in and to the following (but specifically excluding the Excluded Assets):

(a)                                 (1) those oil, gas and mineral leases and fee mineral interests described in Exhibit A (collectively, the “Leases”), including all leasehold estates, royalty interests, overriding royalty interests, net profits interests, or similar interests associated with such oil, gas and mineral leases and fee mineral interests and (2) the lands covered by the Leases and all lands pooled or unitized with the lands covered by the Leases (collectively, the “Lands”);

(b)                                 the Hydrocarbons under the Lands and that may be produced, saved or sold from, or otherwise be allocated or attributed to, the Lands on or after the Effective Time;

(c)                                  the oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily or permanently abandoned, including those described in Exhibit B (the “Wells” and, together with the Leases and Lands, the “Properties”);

(d)                                 all equipment, machinery, fixtures and other tangible personal property and improvements located on the Lands or primarily used or primarily held for use (whether on or off the Lands) in connection with the operation of the Properties or the production, gathering, treatment, processing, storage, sale, disposal and other handling of

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Hydrocarbons attributable thereto, including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, roads, inventory and other appurtenances, improvements and facilities (all of the foregoing, excluding the Wells, collectively, “Equipment”);

(e)                                  to the extent assignable, all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements primarily used or held for use in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the Properties, including those described in Exhibit C (collectively, the “Surface Contracts”);

(f)                                   to the extent assignable, all existing and effective Applicable Contracts, including purchase contracts, joint operating agreements, exploration agreements, development agreements, unitization agreements, unit operating agreements, balancing agreements, farm-out agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments; and

(g)                                  originals (to the extent in Sellers’ possession) or copies of all files, records, and data relating to the Assets described in clauses (a) through (f) above, which records shall include: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including schematics, proprietary 2D and 3D seismic data and/or assignable seismic data licenses in the possession of Sellers) and all technical evaluations, interpretive data and technical data and information relating to the other Assets; maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals, joint interest billing decks and other partner details, lease operating statements and Asset Tax records; provided, however, that (1) those items referenced above in this sub-section (g) that are subject to a valid legal privilege or to disclosure restrictions owing by any Seller to a Third Party, (2) those items referenced above in this sub-section (g) that are not transferable without payment of additional consideration (and Buyers have not agreed in writing to pay such additional consideration), and (3) all e-mails and other electronic files on any Seller’s servers and networks relating to the foregoing items referenced in this sub-section (g) in each case, shall be excluded (the foregoing items, taking into account the exclusions listed above, collectively, the “Records”).

“Assignment” has the meaning set forth in Section 12.3(a).

“Assumed Liabilities” has the meaning set forth in Section 14.1.

“Available Employees” has the meaning set forth in Section 8.3(d).

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.2(a).

“Buyer Taxes” means (a) all Subject Transfer Taxes, (b) all Taxes imposed on or asserted against any Buyer in respect of its business for any taxable period or portion thereof, whether before or after the Closing Date, (c) all Asset Taxes for any taxable period or portion thereof on and after the Effective Time, and (d) all other Taxes to the extent attributable to the obligations of any Buyer hereunder.

“Buyer Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Buyers or EVOC in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Buyer’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of those Persons listed on Schedule 1.1(a).

“Cap” has the meaning set forth in Section 14.2(c)(2).

“Casualty Loss” has the meaning set forth in Section 8.3(b).

“Claim” means any claim, demand, cause of action, petition or similar notice.

“Claim Notice” has the meaning set forth in Section 14.3(a).

“Closing” has the meaning set forth in Section 12.1.

“Closing Amount” means the Preliminary Purchase Price, less the Performance Deposit.

“Closing Date” has the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition” has the meaning set forth in Section 5.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 27, 2013, by and between Laredo and EnerVest, Ltd.

“Confidential Information” has the meaning set forth in Section 8.2(c).

“Consent” has the meaning set forth in Section 6.5.

“Contract” means any written or oral contract or agreement, including farm-in and farm-out agreements; participation, exploration and development agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; joint operating agreements; balancing agreements; unitization agreements; unit operating agreements; processing agreements; facilities or equipment leases; and other similar Contracts, but excluding, however, master service agreements and any other blanket contracts, the Surface Contracts, the

Leases and any other instrument creating or evidencing any interest in real property included in Assets.

“Control Systems” means equipment, software licenses, communication equipment, computer hardware, computer software, servers, networks, network connections, Distributed Control System (DCS) equipment, Programmable Logic Controllers (PLC) and other associated equipment, to the extent, and only to the extent, the same are used primarily as part of the process control and safety system of the production facilities included in the Assets, including, for the avoidance of doubt, SCADA systems and the supporting equipment required to operate SCADA systems, but excluding any licenses required to be obtained from any Governmental Entity for the operation of any of the foregoing or any software proprietary to any Seller or its Affiliates being used with the Control Systems.

“Cure Period” has the meaning set forth in Section 4.2(i).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Entities for the assignment of the Assets to another Person that are customarily obtained after the assignment of properties similar to the Assets.

“Deductible” has the meaning set forth in Section 14.2(c)(1).

“Defect Notice Date” means 5:00 p.m. Tulsa, Oklahoma Time on July 25, 2013.

“Defensible Title” has the meaning set forth in Section 4.1(b).

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement or the transactions contemplated hereby (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“DOJ” means the U.S. Department of Justice.

“Due Diligence Period” has the meaning set forth in Section 3.1.

“Due Diligence Review” has the meaning set forth in Section 3.1.

“Effective Time” means April 1, 2013, at 12:01 a.m. local time where the Assets are located.

“Environment” has the meaning set forth in Section 5.1(b).

“Environmental Adjustment Amount” has the meaning set forth in Section 5.3(c).

“Environmental Assessment” has the meaning set forth in Section 3.3(a).

“Environmental Defect” has the meaning set forth in Section 5.1(c).

“Environmental Defect Expert” has the meaning set forth in Section 5.3(f).

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Defect Property” has the meaning set forth in Section 5.3(a).

“Environmental Defect Value” has the meaning set forth in Section 5.3(a).

“Environmental Disputed Matters” has the meaning set forth in Section 5.3(f).

“Environmental Dispute Notice” has the meaning set forth in Section 5.3(f).

“Environmental Law” has the meaning set forth in Section 5.1(d).

“Environmental Liabilities” has the meaning set forth in Section 5.1(e).

“Equipment” has the meaning set forth in Section 1.1 under the defined term “Assets”.

“Event” has the meaning set forth in the definition of “Material Adverse Effect”.

“EVOC” has the meaning set forth in the Preamble.

“Excluded Assets” means (a) (1) all corporate, financial, income, Tax, legal and other records of Sellers that relate to Sellers’ business generally (whether or not relating to the Assets) and (2) all books, files and other records to the extent relating to the Excluded Assets; (b) all rights to any refunds for Taxes or other costs or expenses borne by Sellers or Sellers’ predecessors in interest and attributable to periods prior to the Effective Time in accordance with the principles of Section 9.1; (c)  all production, trade credits, all accounts, receivables, note receivables, take or pay amounts receivable, other receivables, proceeds, income or revenues, deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Assets with respect to any period of time prior to the Effective Time; (d) any refunds due to Sellers by a Third Party for any overpayment of rentals, royalties, production payments or other amounts attributable to the Assets with respect to any period of time prior to the Effective Time; (e) any causes of action, claims, insurance or condemnation proceeds and other rights (including for indemnification and defense) of Sellers to the extent arising prior to the Effective Time; (f) all of Sellers’ motor vehicles, trailers and associated personal property; (g) all of Sellers’ radio equipment and associated licenses, other than the Control Systems; (h) all of Sellers’ computers, computer hardware, software, servers, networks and network connections and associated information technology equipment, other than the Control Systems; (i) all of Sellers’ proprietary technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) any geological, geophysical or seismic data, materials or information, including maps, interpretations, records or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials or information, the transfer of which is restricted or prohibited under the terms of any Third Party license, confidentiality agreement or other agreement or the transfer of which would require the payment of a fee or other consideration to any Third Party; provided, however that if such data, materials or information is transferable upon payment of a fee or other consideration, such data, materials or information shall be transferred to Buyers subject to the payment by Buyers of such fee or other consideration; (k) all Hedge Contracts, except  for any Hedge Contracts relating to Hedging Transactions pursuant to Section 8.1(c), and all proceeds, income or other rights relating thereto;

(l) all accounts, proceeds, refunds, income or revenues attributable to insurance premiums with respect to any period of time prior to the Effective Time; and (m) those Contracts and other assets described on Exhibit D.

“Execution Date” has the meaning set forth in the Preamble.

“Final Purchase Price” has the meaning set forth in Section 13.1(a).

“Final Section 1060 Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Final Settlement Date” has the meaning set forth in Section 13.1(a).

“Final Settlement Statement” has the meaning set forth in Section 13.1(a).

“Final Settlement Statement Due Date” has the meaning set forth in Section 13.1(a).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of (a) Sellers contained in Section 6.1 (Status), Section 6.2 (Power), Section 6.4 (Authorization and Enforceability) and Section 6.7 (Liability for Brokers’ Fees), and (b) Buyers and/or EVOC, as applicable, contained in Section 7.1 (Organization and Standing), Section 7.2 (Power), Section 7.4 (Authorization and Enforceability), Section 7.6 (Liability for Brokers’ Fees), Section 7.9 (Financial Resources and other Capability), Section 7.11 (Qualification) and Section 7.12 (Buyers’ Evaluation).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the documents governing the formation and internal operation of a Person, including (a) in the instance of a corporation, the articles/certificate of incorporation and bylaws of such corporation, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement of such limited liability company.

“Governmental Authorizations” means any federal, state or local governmental license, permit, franchise, order, exemption, variance, waiver, authorization or certificate, or any application therefor.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” has the meaning set forth in Section 5.1(f).

“Hedge Contracts” means those Contracts listed on Schedule 1.1(d).

“Hedging Transactions” has the meaning set forth in Section 8.1(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means, with respect to the Assets, and subject to the provisions of any balancing or similar agreement burdening such Assets, any imbalance at (a) the wellhead between (1) the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Sellers therein and (2) the shares of production from the relevant Well to which Sellers were entitled, or (b) the pipeline flange (or inlet flange at a processing plant or similar location) between (1) the amount of Hydrocarbons nominated by or allocated to Sellers and (2) the Hydrocarbons actually delivered on behalf of Sellers.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or any other similar debt; (c) all amounts payable by such Person as deferred purchase price for property; (d) all obligations of such Person under any futures, hedge, swap, collar, put, call, floor, cap, option or other similar Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates; (e) all obligations of such Person as lessee under leases that are recorded as capital leases in accordance with either the past practices of such Person or GAAP and (f) all guarantees of or by such Person of any of the items described in clauses (a) through (e) hereof.

“Indemnified Party” has the meaning set forth in Section 14.3(a).

“Indemnifying Party” has the meaning set forth in Section 14.3(a).

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(b).

“Individual Title Threshold” has the meaning set forth in Section 4.2(f).

“Lands” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Laredo” has the meaning set forth in the Preamble.

“Laredo Gas Services” has the meaning set forth in the Preamble.

“Laredo Texas” has the meaning set forth in the Preamble.

“Leases” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement or interest, hypothecation, pledge or other deposit arrangement, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation), conditional sale, title retention or other similar agreement, preemptive or similar right, or any option; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Losses” has the meaning set forth in Section 14.2.

“Material Adverse Effect” means any state of facts, condition, change, event, effect or occurrence (each, an “Event”), when taken together with all other Events, that has a direct, reasonably determinable negative economic impact in excess of *, net of any insurance or reinsurance recoverable, on (a) the ability of Sellers to consummate the transactions contemplated by this Agreement or (b) the ownership or operation condition of the Assets (as currently owned and operated), taken as a whole; provided, however, that none of the following Events shall be deemed to constitute, and none of the following Events shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (1) national, international, regional or local business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (2) events affecting the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (3) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (4) increases or decreases in energy, electricity, natural gas and/or oil, or other raw materials or operating costs; (5) changes in prices of Hydrocarbons, including changes in price differentials; (6) Acts of God (including, but not limited to, fire, flood, earthquake, storm, tornado, hurricane or other natural disaster); (7) civil unrest, rebellions, insurrections, riots, lockouts, strikes or any other industrial strife; (8) changes or reinterpretations in GAAP or Law; (9) the taking of any action required by this Agreement; (10) changes as a result of the negotiation, announcement, execution or performance of this Agreement, including by reason of the identity of Buyers or EVOC or any communication by Buyers or any of their Affiliates of their plans or intentions regarding the operation of the Assets; (11) any actions taken or omitted to be taken by or at the request or with the prior written consent of any Buyer or EVOC; (12) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 11; (13) the exercise of a preferential right as to any of the Assets; (14) reclassifications or recalculations of reserves in the ordinary course of business; (15) natural declines in Well performance; or (16) orders, actions or inactions of any Governmental Entity.

“Material Agreements” has the meaning set forth in Section 6.10(a).

“Net Imbalance” means an amount equal to (a) the sum of all Imbalances attributable to (1) any Seller being underproduced with respect to any Well or (2) having overdelivered with

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

respect to any pipeline minus (b) the sum of all Imbalances attributable to (1) any Seller being overproduced with respect to any Well or (2) having underdelivered with respect to any pipeline.

“Net Mineral Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease, as applicable, in such lands, multiplied by (c) the applicable Seller’s Working Interest in such Lease.

“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to the Hydrocarbons produced and saved from, or otherwise attributable to, a Lease or Well, as applicable, after satisfaction of all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production of Hydrocarbons therefrom.

“NORM”  has the meaning set forth in Section 5.1(h)

“Notice of Defective Interests” has the meaning set forth in Section 4.2(c).

“Outside Termination Date” means August 30, 2013.

“Party” or “Parties has the meaning set forth in the Preamble.

“Per Item Threshold” has the meaning set forth in Section 14.2(c)(1).

“Performance Deposit” has the meaning set forth in Section 2.2(b).

“Performance Deposit Bank” has the meaning set forth in Section 2.2(b).

“Permitted Encumbrances” has the meaning set forth in Section 4.1(c).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Plugging and Abandonment Obligations” has the meaning set forth in Section 5.1(h).

“Policies” has the meaning set forth in Section 6.21.

“Preferential Right” has the meaning set forth in Section 6.6.

“Preliminary Purchase Price” has the meaning set forth in Section 2.5.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.5.

“Properties” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Property Expenses” has the meaning set forth in Section 2.4(b).

“Property Taxes” has the meaning set forth in Section 9.1.

“Property Valuation Expert” has the meaning set forth in Section 2.3(b).

“Proportionate Share” has the meaning set forth in Section 2.1(a).

“Proposed Section 1060 Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Records” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Remediation” or “Remediate” has the meaning set forth in Section 5.1(i).

“Representatives” means, with respect to each Party, such Party’s Affiliates and such Party’s and such Party’s Affiliates’ respective directors, officers, members, employees, agents, brokers, accountants, consultants, financial advisors, counsel, financing sources and other representatives.

“Rules” has the meaning set forth in Section 15.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 14.2(b).

“Seller Taxes” means (a) all Taxes (other than Asset Taxes and Subject Transfer Taxes) imposed on or asserted against any Seller in respect of its business or the disposition of the Assets for any taxable period or portion thereof, whether before or after the Closing Date, (b) all Asset Taxes for any taxable period or portion thereof ending immediately prior to the Effective Time, and (c) all other Taxes to the extent attributable to the obligations of any Seller hereunder.

“Seller Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Sellers in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Seller’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of the Persons listed on Schedule 1.1(b).

“Specified Contracts” means those Applicable Contracts listed on Schedule 1.1(c).

“Subject Transfer Taxes” has the meaning set forth in Section 9.2.

“Surface Contracts” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Tax” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations to indemnify any other Person under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Partnership” has the meaning set forth in Section 6.13.

“Tax Proceeding” has the meaning set forth in Section 9.3.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 14.3(b).

“Third Party Proprietary Data” means all geological, geophysical, technical and other proprietary data and information, including as may be covered by any patent or other intellectual property right, that is owned or otherwise held by a Third Party and licensed to any Seller, with no rights to transfer or disclose same to Buyers.

“Title Adjustment Amount” has the meaning set forth in Section 4.2(h).

“Title Benefit” has the meaning set forth in Section 4.2(b).

“Title Benefit Amount” has the meaning set forth in Section 4.2(g).

“Title Benefit Notice” has the meaning set forth in Section 4.2(d).

“Title Benefit Property” has the meaning set forth in Section 4.2(d).

“Title Defect” has the meaning set forth in Section 4.2(a).

“Title Defect Amount” has the meaning set forth in Section 4.2(e).

“Title Defect Expert” has the meaning set forth in Section 4.3(a).

“Title Defect Property” has the meaning set forth in Section 4.2(c).

“Title Dispute Notice” has the meaning set forth in Section 4.3.

“Title Disputed Matter” has the meaning set forth in Section 4.3.

“Transaction Documents” has the meaning set forth in Section 15.9.

“Wells” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Working Interest” means, with respect to any Person, the percentage of the costs and expenses to be borne by such Person for the maintenance, development and operation of a Lease or Well without regard to the effect of any and all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production.

1.2                               References, Construction and Joint Drafting.

(a)                                 References and Construction.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, (1) words, terms and titles (including terms defined herein) in the singular include the plural and vice versa, (2) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, (3) the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur, (4) each accounting term not defined herein will have the meaning given to it under GAAP, (5) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, (6) all references to “$” shall be deemed references to United States Dollars, (7) the headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement, (8) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used, and (9) except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.

(b)                                 Joint Drafting.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1                               Purchase and Sale.

(a)                                 Subject to the terms and conditions of this Agreement, Buyers agree to purchase from Sellers at Closing their respective undivided proportionate interests set forth opposite each Buyer’s name in Schedule 2.1(a) hereto (each Buyer’s “Proportionate Share”), and Sellers agree to sell, assign and deliver to Buyers, in their respective Proportionate Shares, at Closing, the Assets for the consideration specified in this ARTICLE 2.

(b)                                 Sellers shall retain all of the Excluded Assets.

2.2                               Purchase Price(a)   .

(a)                                 The unadjusted purchase price for the Assets shall be $438,000,000.00 (the “Purchase Price”).

(b)                                 On or before the date that is three (3) Business Days following the Execution Date, Buyers shall pay, by wire transfer of immediately available funds to a joint signature bank account, with Wells Fargo Bank, National Association (the “Performance Deposit Bank”), to be established by Sellers and Buyers, $40,000,000.00 (the “Performance Deposit”).  The Performance Deposit shall be held and distributed by the Performance Deposit Bank in order to secure Buyers’ performance of this Agreement.  Subject to Section 11.2(b) and Section 11.2(c), all interest earned on the Performance Deposit shall be credited against the Purchase Price.

(c)                                  At Closing, Buyers shall pay to Sellers the Closing Amount by wire transfer of immediately available funds to Sellers’ designated account.

(d)                                 After Closing, final adjustments to the Purchase Price shall be made (1) pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and the payments made by the owing Party as provided in Section 13.1(a), and (2) upon final resolution of any Title Disputed Matters and any Environmental Disputed Matters, in accordance with ARTICLE 4 and Article 5, respectively.

2.3                               Allocation of the Purchase Price.

(a)                                 On or prior to the Execution Date and solely for the purposes of ARTICLE 4 and Article 5, Buyers and Sellers have agreed upon an allocation of the Purchase Price among (1) the Leases as set forth on Exhibit A, (2) the Wells as set forth on Exhibit B, (3) the Assets owned by Laredo Gas Services and (4) the Assets not allocated pursuant to (1)-(3) above as such amounts are listed on Exhibit B (collectively, the “Allocated Values”).

(b)                                 Sellers may (but are not obligated to) prepare an allocation of the Purchase Price on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder, within 30 days after the Final Settlement Date.  Within 60 days after delivery of such Proposed Section 1060 Allocation Schedule, if so prepared by Sellers in accordance with the preceding sentence, Buyers and Sellers shall reasonably endeavor to agree to a final allocation schedule to be used for income Tax reporting purposes (the “Final Section 1060 Allocation Schedule”); provided that if the Parties are unable to reach agreement within such 60-day period, then, immediately after the expiration of such period, either Party may invoke the Dispute resolution provisions immediately below upon the delivery of written notice thereof to the other Party and, within ten days thereafter, the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Property Valuation Expert”), failing which the Parties shall, within ten days after the expiration of such foregoing ten day period, request that the AAA, acting through its offices in Houston, Texas, appoint the Property Valuation Expert.  The Property Valuation Expert shall be a licensed petroleum engineer, having a minimum of ten years’ experience with regard to the types of oil and assets involved in the Proposed Section 1060 Allocation Schedule Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party (including its Affiliates) within the five year period preceding the submission of the Dispute.  Within 15 days following the appointment of the Property Valuation Expert, Sellers shall provide the Property Valuation Expert with a copy of this Agreement, and each Party shall provide, both to the Property Valuation Expert and to each other, a summary of its position with regard to the Proposed Section 1060 Allocation Schedule in a written document of ten pages or less.  The Parties shall instruct the Property Valuation Expert that, within 30 days after receiving the Parties’ respective submissions, the Property Valuation Expert shall render a written decision, choosing only either Buyers’ position or Sellers’ position with respect to each Disputed matter.  Any decision rendered by the Property Valuation Expert pursuant hereto shall be final, conclusive and binding on Sellers and Buyers, and will be enforceable against each Party in any court having jurisdiction hereof, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Property Valuation Expert and of the associated Dispute resolution process and proceedings.  In the case of such a Dispute resolution process regarding Sellers’ Proposed Section 1060 Allocation Schedule Dispute, Sellers will issue the Final Section 1060 Allocation Schedule consistent with the Property Valuation Expert’s decision, within 30 days after receiving the Property Valuation Expert’s decision with respect thereto.  For the avoidance of doubt, the Property Valuation Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator.  Sellers and Buyers shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with any such Final Section 1060 Allocation Schedule.  Sellers and Buyers shall take no position inconsistent with such allocations on any applicable Tax Return in any audit by or proceeding before any Governmental Entity related to Taxes, unless required by Law or with the written consent of the other Party (not to be unreasonably withheld, delayed or conditioned) provided, however, that nothing contained herein shall prevent Buyers or Sellers from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the allocation, and neither Buyers nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such allocation.  In the event that the allocation described herein is disputed by any Governmental Entity, then the Party receiving notice of the dispute shall promptly notify, consult with and obtain the consent (not to be unreasonably withheld, conditioned or delayed) of the other Party concerning resolution of the dispute.  If either (i) Sellers fail to deliver to Buyers a Proposed Section 1060 Allocation Schedule within 30 days after the Final Settlement Date or (ii) a Final Section 1060 Allocation Schedule is not agreed by the Parties (or otherwise determined by a Dispute resolution process in accordance with the foregoing provisions of this Section 2.3(b)), then each Party shall be responsible for its reporting requirements under Code Section 1060 and any other provisions that may apply; provided that the Parties shall reasonably coordinate with each other regarding any such filings, in order to avoid any material inconsistencies.

2.4                               Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section 2.4 without duplication.  For purposes of determining the amounts of the adjustments to the Purchase Price provided for in this Section 2.4, the principles set forth in Section 2.4(a) shall apply.

(a)                                 Proration of Costs and Revenues.

(1)                                 Buyers shall be (A) entitled to (i) all production of Hydrocarbons from or attributable to the Properties from and after the Effective Time (and all products and proceeds attributable thereto), and (ii) excluding overhead charges arising under applicable joint operating agreements, administrative orders or other legal authority related to those Assets operated by Sellers that are earned prior to Closing, all other income, proceeds, receipts and credits earned with respect to the Assets from and after the Effective Time, and (B) responsible for (and entitled to any refunds with respect to) all Property Expenses incurred from and after the Effective Time.

(2)                                 Sellers shall be (A) entitled to (i) all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), (ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and (iii) all overhead charges arising under applicable joint operating agreements, administrative orders or other legal authority related to the Assets operated by any Seller that are earned prior to Closing, and (B) responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time.

(3)                                 “Earned” and “incurred”, as used in this Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein.

(4)                                 Sellers have caused the Hydrocarbons in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time.  For purposes of allocating production (and proceeds and accounts receivable with respect thereto) under this Section 2.4, (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  Sellers shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b)                                 Property Expenses.  The term “Property Expenses” means all (1) capital expenses attributable to the Assets in the ordinary course of business, (2) Asset Taxes (as apportioned as of the Effective Time pursuant to ARTICLE 9), (3) operating expenses incurred in the ownership, development, operation and production of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant joint operating agreement (including lease rentals, if any), (4) overhead costs charged to the Assets under the applicable joint operating agreement, administrative order or other legal authority and (5) extension and renewal payments with respect to the Leases.

(c)                                  Upward Adjustments.  To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted upward, without duplication, by the following:

(1)                                 an amount equal to any proceeds received by Buyers (net of royalties, overriding royalties, net profit interests and other similar burdens on or measured by production) from the sale of any Hydrocarbons that were produced from and saved, or attributable to, the Assets prior to the Effective Time;

(2)                                 an amount equal to the cost of all additional Assets listed on Schedule 2.4(c) and Leases acquired after the Effective Time;

(3)                                 an amount equal to all Property Expenses and all royalties, overriding royalties, net profit interests and similar burdens on or measured by production, in each case, attributable to the Assets from and after the Effective Time that were paid by any Seller;

(4)                                 an amount equal to the value of all Hydrocarbons that were produced and saved from, or attributable to, the Assets that are in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, such value to be based upon the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced), net of (A) all amounts payable as royalties, overriding royalties, net profit interests and other similar burdens on or measured by production and (B) all applicable severance Taxes;

(5)                                 an amount equal to all prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred, prepaid Taxes, and scheduled payments) paid by any Seller and attributable to the ownership or operation of the Assets from and after the Effective Time;

(6)                                 an amount equal to the Subject Transfer Taxes paid by any Seller with respect to the transactions contemplated by this Agreement;

(7)                                 with respect to those Assets operated by any Seller, an amount equal to all overhead charges arising under applicable joint operating agreements, administrative orders or other legal authority that are (A) attributable to such Seller operated Assets and the period of time prior to Closing and (B) which have been paid by Third Parties and received by any Buyer;

(8)                                 with respect to natural gas, if the Net Imbalance is positive, an amount equal to (A) the Net Imbalance, multiplied by (B) $2.55 per Mmbtu; and

(9)                                 any other amount provided for in this Agreement or otherwise agreed to in writing by Buyers and Sellers.

(d)                                 Downward Adjustments.  To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted downward, without duplication, by the following:

(1)                                 subject to Section 4.2(f), an amount equal to the Title Adjustment Amount attributable to Title Defects for which Sellers have chosen the remedy set forth in Section 4.2(j)(1);

(2)                                 subject to Section 5.3(b), an amount equal to the Environmental Adjustment Amount attributable to Environmental Defects, if any, for which Sellers have chosen the remedy set forth in Section 5.3(e)(1);

(3)                                 an amount equal to the Allocated Value (without duplication) of those Assets not transferred at Closing in accordance with Section 4.2(j)(2), Section 4.4(a), Section 4.4(b) or Section 5.3(e)(3);

(4)                                 an amount equal to all proceeds received by Sellers (net of royalties, overriding royalties, net profit interests and similar burdens on or measured by production and Asset Taxes), from the sale of any Hydrocarbons produced and saved from, or attributable to, the Assets from and after the Effective Time;

(5)                                 an amount equal to the value of any Casualty Loss pursuant to Section 8.3(b);

(6)                                 with respect to natural gas, if the Net Imbalance is negative, an amount equal to (i) the absolute value of the Net Imbalance, multiplied by (ii) $2.55 per Mmbtu;

(7)                                 an amount equal to all Property Expenses and all royalties, overriding royalties, net profit interests and similar burdens on or measured by production, in each case, attributable to the Assets prior to the Effective Time that were paid by Buyers;

(8)                                 all funds held in suspense by Sellers with respect to the operation, ownership, production and developments of the Assets, including those amounts set forth in Schedule 6.19; and

(9)                                 any other amount provided in this Agreement or otherwise agreed to in writing by Buyers and Sellers.

2.5                               Preliminary Settlement Statement.  On or before the day that is two Business Days prior to Closing, Sellers shall deliver to Buyers a statement (the “Preliminary Settlement

Statement”) setting forth Sellers’ calculations of the adjustments to the Purchase Price set forth in Section 2.4 (the Purchase Price, as so adjusted “Preliminary Purchase Price”), the resulting Preliminary Purchase Price and the Closing Amount, in each case, prepared in good faith using the best information reasonably available to Sellers at the Closing Date, along with such data in Sellers’ possession as is reasonably necessary to support such calculations.  The Preliminary Settlement Statement also shall set forth Sellers’ designated account for purposes of Buyers’ payment of the Closing Amount.  The Parties shall attempt to agree in writing upon the Preliminary Purchase Price prior to Closing, and in the event the Parties cannot agree upon the Preliminary Purchase Price prior to Closing, Sellers’ calculation of the Preliminary Purchase Price and the Closing Amount as reasonably calculated and as set forth in the Preliminary Settlement Statement shall be used by the Parties for purposes of Closing.

ARTICLE 3
BUYERS’ INSPECTION; DUE DILIGENCE REVIEW

3.1                               Due Diligence.  Subject to the provisions of this ARTICLE 3, from and after the Execution Date up to the Defect Notice Date (the “Due Diligence Period”), Sellers will make the Assets available to Buyers and their Representatives for inspection and review to permit Buyers, at Buyers’ sole cost and risk, to perform its due diligence with respect to the Assets (the “Due Diligence Review”).

3.2                               Access to Records.  For purposes of the Due Diligence Review, to the extent the Records are in Sellers’ possession or actual control and are not (a) Excluded Assets or (b) subject to (1) a valid legal privilege or (2) disclosure or transfer restrictions owing by any Seller to a Third Party, Sellers will, upon reasonable (being no less than three Business Days’) advance notice from Buyers, make the Records available to Buyers for inspection or copying, at Buyers’ sole cost and expense, at the offices of Sellers located in Tulsa, Oklahoma during normal business hours.  For the avoidance of doubt, any and all such Records inspected and/or copied by Buyers pursuant to this Section 3.2 remain subject to the provisions of Section 8.2(c). Buyers shall not, during the Due Diligence Period, contact any of the customers or suppliers of any Seller, or Working Interest co-owners of any Seller, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of such Seller, which consent shall not be unreasonably withheld.

3.3                               On-Site Inspection.

(a)                                 Sellers hereby consent to Buyers conducting, during the Due Diligence Period and for purposes of the Due Diligence Review, upon reasonable (being no less than three Business Days) advance notice to Sellers and at Buyers’ sole risk and expense, on-site inspections of the Assets and a Phase I Environmental Site Assessment (each such inspection or assessment, an “Environmental Assessment”); provided, however, that any Third Party engaged by Buyers to perform all or any portion of such Environmental Assessment shall be subject to Sellers’ prior approval; provided, further, that (1) any such Environmental Assessment will be subject to Section 8.2(c) and (2) if the consent of any Third Party is required to provide Buyers such access, and such consent is not granted following the commercially reasonable efforts of Sellers, Buyers shall not have access to such Assets.  Buyers shall not conduct any sampling, boring or other invasive activities without prior written notice to, and the written consent of, Sellers.  In connection with any Environmental Assessment or other inspection pursuant to this Section 3.3, Buyers agree to comply with all safety policies and other requirements of Sellers and the operator of the Assets (whether such operator is a Seller, an Affiliate of a Seller or a Third Party).  Buyers shall coordinate its access rights and Environmental Assessments of the Assets with Sellers and any Third Party operator of the Assets to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers or any such Third Party operator of the Assets.

(b)                                 If Buyers or any of their Representatives prepare a written report with respect to any Environmental Assessment, Buyers will furnish a copy thereof to Sellers as soon as practicable following the receipt thereof by Buyers, and in any event by the Defect Notice Date.  The Parties shall maintain the confidentiality of any Environmental Assessments conducted hereunder, and any reports created with respect thereto, unless and only to the extent disclosure of the same is required by a Governmental Entity; provided that Buyers’ obligations with respect to such confidentiality shall cease upon the Closing.

(c)                                  During all times during the Due Diligence Period that Buyers and/or any of their Representatives are on the Assets or conducting Buyers’ Due Diligence Review of the Records, Buyers shall maintain, at their sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably satisfactory to Sellers.  Coverage under all insurance required to be carried by Buyers hereunder will (1) be primary insurance, (2) include the Seller Indemnified Parties as additional insureds, (3) waive subrogation against the Seller Indemnified Parties and (4) provide for five days prior notice to Sellers in the event of cancellation or modification of the policy or reduction in coverage.  Buyers shall provide evidence of such insurance to Sellers prior to entering the Assets.

(d)                                 EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE SELLER INDEMNIFIED PARTIES, BUYERS HEREBY WAIVE, RELEASE AND AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS AND THE OTHER SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ARISING IN ANY WAY OUT OF OR ATTRIBUTABLE TO THE ACCESS AFFORDED TO BUYERS AND THEIR REPRESENTATIVES PURSUANT TO THIS ARTICLE 3 OR THE ACTIVITIES (OR ACTS OF OMISSION) OF BUYERS OR THEIR REPRESENTATIVES RELATED TO SUCH ACCESS, INCLUDING WITH RESPECT TO ANY ENVIRONMENTAL ASSESSMENT (BUT NOT INCLUDING LOSSES INCURRED BY BUYERS AFTER CLOSING RELATING TO ANY CONDITION DISCOVERED AS A RESULT OF SUCH ENVIRONMENTAL ASSESSMENT), IN EACH CASE, EVEN IF SUCH LOSSES ARISE OUT OF OR ARE ATTRIBUTABLE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(e)                                  Upon completion of any Environmental Assessment, Buyers shall, at their sole cost and expense and without any cost or expense to Sellers or their Affiliates (1) repair all physical damage, if any, done to the Assets or to the Environment in connection with the Environmental Assessment, (2) restore each Asset to the approximate same physical condition that it was in prior to commencement of the Environmental Assessment and (3) remove all equipment, tools or other property brought onto, and any wastes generated on, the Assets in connection with the Environmental Assessment.  Any disturbance to the Assets (including the real property associated with the Assets) resulting from the Environmental Assessment will be promptly corrected by Buyers.

3.4                               Disclaimer.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6 SELLERS MAKE NO, AND DISCLAIM ALL, WARRANTIES OR REPRESENTATIONS OF ANY KIND AS TO ANY INFORMATION OBTAINED BY BUYERS OR THEIR REPRESENTATIVES PURSUANT TO THIS ARTICLE 3, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN.  BUYERS AGREE THAT ANY CONCLUSIONS DRAWN FROM, OR ANY ACTIONS (OR INACTIONS) OF BUYERS FOLLOWING, THEIR DUE DILIGENCE REVIEW SHALL BE THE RESULT OF THEIR OWN INDEPENDENT REVIEW AND JUDGMENT AND SHALL BE AT BUYERS’ SOLE RISK AND LIABILITY.

ARTICLE 4
TITLE MATTERS

4.1                               Sellers’ Title.

(a)                                 Exclusive Remedy.  Other than Buyers’ remedies for breaches of Sections 8.1(b)(1) or Section 8.1(b)(3), Buyers’ rights under Section 4.1, Section 4.2 and Section 4.3 shall be the sole and exclusive rights and remedies of Buyers with respect to any Seller’s failure to have Defensible Title with respect to the Assets or any other title matter with respect to the Assets.  OTHER THAN THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLERS MAKE NO, AND DISCLAIM ALL, WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THEIR TITLE TO THE PROPERTIES AND OTHER ASSETS; AND BUYERS HEREBY ACKNOWLEDGE AND AGREE THAT BUYERS’ SOLE AND EXCLUSIVE REMEDY FOR ANY DEFECT OF TITLE WITH RESPECT TO THE PROPERTIES AND OTHER ASSETS (OTHER THAN FOR BREACHES OF SECTIONS 8.1(b)(1) OR SECTION 8.1(b)(3)), INCLUDING ANY TITLE DEFECT, SHALL BE AS PROVIDED FOR IN SECTION 4.1, SECTION 4.2, SECTION 4.3 AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT.

(b)                                 Defensible Title.  The term “Defensible Title” means such title of Sellers to the Properties immediately prior to the Effective Time that, subject to and except for Permitted Encumbrances:

(1)                                 in the case of any Lease (subject and defined, for all purposes under this ARTICLE 4, on Exhibit A) or any Well (subject and defined, for all purposes under this ARTICLE 4, to any limitation as to the formations(s) owned under the heading “Formation Owned” on Exhibit B), entitles any Seller to receive a Net Revenue Interest throughout the productive life of each Lease or Well of not less than the Net Revenue Interest shown in Exhibit B for such Lease or Well, except (A) as otherwise specifically set forth in Exhibit B, (B) for decreases in connection with those operations from and after the Effective Date in which such Seller may be a non-consenting co-owner, (C) for decreases resulting from the establishment or amendment of pools or units occurring in the ordinary course of business from and after the Execution Date and (D) for decreases required under controlling agreements or applicable Law to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(2)                                 in the case of any Lease or Well, obligates any Seller to bear a Working Interest throughout the productive life of such Lease or Well not greater than the Working Interest shown in Exhibit B for such Lease or Well, without increase, except (A) as otherwise specifically set forth in Exhibit B, (B) for increases to the extent that they are accompanied by at least a proportionate increase in such Seller’s Net Revenue Interest with respect to such Lease or Well and (C) for increases resulting from contribution requirements with respect to defaults or non-consent elections by co-owners under the applicable joint operating agreements; and

(3)                                 is free and clear of Liens.

(c)                                  Permitted Encumbrances.  The term “Permitted Encumbrances” means any and all of the following:

(1)                                 lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens on or measured by production if the net cumulative effect of such burdens does not operate to: (A) reduce the Net Revenue Interest for any Lease or Well below the Net Revenue Interest set forth on Exhibit B; or (B) obligate a Seller to bear a Working Interest with respect to any Lease or Well greater than the Working Interest set forth on Exhibit B with respect to such Lease or Well (unless the Net Revenue Interest with respect to such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest);

(2)                                 preferential rights to purchase the Assets or similar rights;

(3)                                 Liens for Taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(4)                                 all rights to consent by, required notices to, filings with, or other actions by Governmental Entities or other Persons in connection with the transfer of the Assets or the transactions contemplated hereby;

(5)                                 excepting circumstances where such rights have already been triggered, rights of reassignment upon final intention to surrender or abandon any Asset;

(6)                                 easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, distribution lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto, in each case, that do not materially interfere with operations currently conducted on the affected Asset;

(7)                                 the terms and conditions of the Leases, Applicable Contracts or Surface Contracts or of any compulsory pooling or other order of any Governmental Entity; provided, however, that the net cumulative effect of such items does not: (A) reduce the Net Revenue Interest for any Lease or Well below the Net Revenue Interest set forth on Exhibit B; or (B) obligate a Seller to bear a Working Interest for any Lease or Well greater than the Working Interest set forth on Exhibit B with respect to such Lease or Well (unless the Net Revenue Interest with respect to such Well is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest);

(8)                                 materialmen’s, mechanics’, operators’ or other similar Liens arising (A) in the ordinary course of business or (B) incident to the construction or improvement of any property in the ordinary course of business, in each case for amounts not yet due and payable (including any amounts being withheld as provided by Law) or that are being contested in good faith in the normal course of business;

(9)                                 such Title Defects and/or breaches of the special warranty set forth in the Assignment that Buyers have waived in writing (or has been deemed to have waived pursuant to Section 4.2(c));

(10)                          Liens burdening the Assets that will be discharged or released at or before Closing;

(11)                          calls on production under existing Contracts;

(12)                          gas balancing and other production balancing obligations and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation Contracts;

(13)                          all rights reserved to or vested in any Governmental Entities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Entity or under any franchise, grant, license or Permit issued by any Governmental Entity;

(14)                          zoning and planning ordinances and municipal regulations;

(15)                          the terms and conditions of this Agreement;

(16)                          Liens against landowners (or lessors or mineral owners under the Leases) that (A) do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned); and (B) secure amounts not yet due and payable;

(17)                          all other Liens, Contracts, obligations, defects and irregularities affecting the Assets that do not: (A) reduce the Net Revenue Interest for any Lease or Well below the Net Revenue Interest set forth on Exhibit B; (B) obligate any Seller to bear a Working Interest for any Lease or Well greater than the Working Interest set forth on Exhibit B for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in on Exhibit B in the same or greater proportion as any increase in such Working Interest); or (C) materially interfere with operations currently conducted on the Assets; and

(18)                          following Closing, any matter of which any Buyer was aware prior to the Defect Notice Date that could have been claimed as a Title Defect pursuant to Section 4.2(c) but for which Buyers failed to deliver a Notice of Defective Interests with respect thereto in accordance with Section 4.2(c) prior to the Defect Notice Date.

4.2                               Title Defects and Title Benefits.

(a)                                 Title Defect.  The term “Title Defect” means any Lien (other than a Permitted Encumbrance), obligation, defect, or other matter that causes any Seller not to have Defensible Title to its Property, provided, however, that none of the following shall be considered Title Defects:

(1)                                 defects in the chain of title consisting of the failure to recite marital status in a document;

(2)                                 defects arising out of lack of survey or lack of metes and bounds description;

(3)                                 defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than such Seller;

(4)                                 defects arising out of lack of corporate or other entity authorization;

(5)                                 defects that have been cured by applicable Laws of limitations, prescription, laches or otherwise;

(6)                                 defects asserted by Buyers to the effect that non-consent interests or farmed-in interests of any Seller in any Lease or Well are not held of record by such Seller in the official recording situs for the particular Lease or Well;

(7)                                 defects based on a gap in such Seller’s chain of title in the State of Oklahoma’s or State of Texas’ records as to any applicable Lease where the State of Oklahoma or State of Texas or any of their respective agents is the lessor thereunder, or in the applicable county records in the State of Oklahoma or State of Texas as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be provided with delivery of a Title Defect Notice with respect to such defects;

(8)                                 defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, unless Buyers provide affirmative evidence that reasonably substantiates the cessation of production, insufficient production or failure to conduct operations, thereby giving rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;

(9)                                 defects or irregularities resulting from or related to probate proceedings or lack thereof unless same result in a reduction of Net Revenue Interest or an increase in the Working Interest without a proportionate increase in the Net Revenue Interest of the affected asset) for such Lease or Well shown on Exhibit B;

(10)                          defects arising from prior oil and gas leases relating to the Lands that are terminated, expired or invalid but not surrendered of record;

(11)                          any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease; and

(12)                          defects based on references to lack of information (unless such information (A) is not reflected in the records of the applicable county and (B) is not in the Records made available to Buyers).

(b)                                 Title Benefit.  The term “Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of any Seller with respect to any Lease or Well above that shown in Exhibit B.

(c)                                  Notice of Defective Interest.  On or before the Defect Notice Date, Buyers shall notify Sellers in writing of any matters that, in Buyers’ reasonable opinion, constitute a Title Defect (such notice, a “Notice of Defective Interests”).  To be effective, each Notice of Defective Interests shall be in writing, be received by Sellers prior to or on the Defect Notice Date and contain the following: (1) a clear description of the alleged Title Defect, (2) a description of each Property affected by the alleged Title Defect (each such Property, a “Title Defect Property”), (3) the Allocated Value of each Title Defect Property, (4) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of the alleged Title Defect, and (5) the amount which Buyers reasonably believe to be the Title Defect Amount as provided for in Section 4.2(e), and the computations and information upon which Buyers’ beliefs are based.  To give Sellers an opportunity to commence reviewing and curing Title Defects, prior to the Defect Notice Date, Buyers agree to use its reasonable efforts to give Sellers weekly notices of all Title Defects discovered by Buyers during the preceding week; provided that any such notice may be preliminary in nature and supplemented prior to the Defect Notice Date.  Other than with respect to Buyers’ (A) remedies for breaches of Section 8.1(b)(1) and Section 8.1(b)(3), and (B) rights under the special warranty set forth in the Assignment, any matters that may otherwise constitute a Title Defect, but of which Sellers have not been notified by Buyers in a Notice of

Defective Interests delivered in accordance with this Section 4.2(c) prior to the Defect Notice Date, shall be deemed to have been waived by Buyers for all purposes.

(d)                                 Notice of Title Benefits.  On or prior to the Defect Notice Date, Buyers will promptly furnish Sellers with written notice (in accordance with the requirements for a Title Benefit Notice below) of any matters that, in Buyers’ reasonable opinion, could constitute a Title Benefit, and that is discovered by any of Buyers’ or any of their Representatives (for the avoidance of doubt, including any title attorneys, landmen or other title examiners) while conducting Buyers’ Due Diligence Review.  On or before the Defect Notice Date, Sellers shall advise Buyers in writing of any matters that, in Sellers’ reasonable opinion, constitute a Title Benefit (each such notice, a “Title Benefit Notice”).  For purposes of clarity, Buyers shall be obligated to provide Sellers with a Title Benefit Notice with respect to any Title Benefit they should discover during their due diligence. However, Buyers are not obligated to, and may not, conduct due diligence on all Properties. Buyers shall not be liable for failing to disclose any Title Benefits on Properties for which they choose, in their sole discretion, not to perform due diligence or on Properties for which they perform due diligence but, notwithstanding the due diligence, do not obtain relevant information that would reveal a Title Benefit. Each Title Benefit Notice shall be in writing and contain the following:  (1) a clear description of the Title Benefit, (2) a description of each Property affected by the Title Benefit (each such Property, a “Title Benefit Property”), (3) the Allocated Value of each Title Benefit Property, (4) supporting documents reasonably necessary for Buyers or Sellers, as applicable, (as well as any title attorney or examiner hired by Buyers or Sellers, as applicable) to verify the existence of the Title Benefit, and (5) the amount which Buyers or Sellers, as applicable, reasonably believe to be the Title Benefit Amount for each Title Benefit Property and the computations and information upon which Sellers’ belief is based.  Subject to Sellers’ remedy for a breach of this Section 4.2(d) by Buyers, Sellers shall be deemed to have waived all Title Benefits of which it has not given, or received, notice on or before the Defect Notice Date.

(e)                                  Title Defect Amount. Subject to the provisions of Section 4.2(f), the “Title Defect Amount” means the amount by which the Allocated Value of a Title Defect Property affected by a Title Defect is reduced as a result of the existence of such Title Defect, which amount shall be determined in accordance with the following methodology, terms and conditions:

(1)                                 if Buyers and Sellers agree in writing on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)                                 if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property;

(3)                                 for Leases that are undeveloped and non-producing as of the Execution Date, in the event that an asserted Title Defect is the actual failure of Sellers to own the number of net leasehold acres represented on Exhibit A for any such undeveloped Lease, then the Title Defect Amount shall be an amount equal to the Allocated Value of the affected Lease multiplied by a fraction, (A) the numerator of which is the difference between (i) the represented aggregate number of net leasehold acres covered by the Lease, and (ii) the actual aggregate number of net leasehold acres covered by such Lease, and (B) the denominator of which shall be the represented aggregate number of net leasehold acres shown on Exhibit A for such Lease;

(4)                                 in the event that the Title Defect for any Lease or Well is the actual failure of the applicable Seller to own the represented Net Revenue Interest with respect to such Lease or Well set forth on Exhibit B then the Title Defect Amount shall be equal to the Allocated Value of the Title Defect Property multiplied by a fraction, (A) the numerator of which is the difference between (i) the actual Net Revenue Interest for the Title Defect Property, and (ii) the Net Revenue Interest with respect to such Title Defect Property as set forth on Exhibit B and (B) the denominator of which is the Net Revenue Interest with respect to such Title Defect Property as set forth on Exhibit B; and

(5)                                 if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1), (2), (3) or (4) above, the Title Defect Amount shall be determined by taking into account the following factors:  (A) any potential discrepancy between (i) the Net Revenue Interest or Working Interest with respect to such Title Defect Property and (ii) the Net Revenue Interest or Working Interest with respect to such Title Defect Property as stated on Exhibit B; (B) the Allocated Value of the Title Defect Property; (C) the portion of the Title Defect Property affected by the Title Defect; (D) the legal effect of the Title Defect; (E) the values placed upon the Title Defect by Buyers and Sellers; (F) the likelihood that the Title Defect will prevent or impair the timely receipt of production revenues attributable to the Title Defect Property; and (G) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this ARTICLE 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property and if a Title Defect is reasonably susceptible to being cured, the Title Defect Amount attributable to such Title Defect shall not exceed the cost and expense to cure such Title Defect.

(f)                                   Title Deductibles.  Except as provided in the last sentence of this Section 4.2(f), notwithstanding anything to the contrary in this Agreement, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers in connection with the transactions contemplated hereby for any Title Defect affecting a Title Defect Property for which the Title Defect Amount attributable thereto does not exceed * (“Individual Title Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers in connection with the transactions contemplated hereby for any Title Defect Amount attributable to a Title Defect affecting a Title Defect Property that exceeds the Individual Title Threshold unless (A) the sum of (i) the aggregate Title Defect Amounts of all such Title Defects exceeding the Individual Title Threshold, excluding any Title Defects cured by Sellers, plus (ii) the aggregate Environmental Defect Values of all Environmental Defects that exceed the Individual Environmental Threshold, excluding any Environmental Defects Remediated by Sellers, minus (iii) all Title Benefit Amounts, exceeds (B) the Aggregate Defect Deductible, after which point, subject to the Individual Title Threshold, Buyers shall be

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

entitled to adjustments to the Purchase Price or other remedies only with respect to the incremental amount of such Title Defect Amounts, in the aggregate, in excess of such Aggregate Defect Deductible.  If any Asset is excluded pursuant to Section 4.2(j)(2), the Title Defect Amount relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible. Notwithstanding anything to the contrary otherwise set forth in this Agreement, with respect to any Title Defect discovered, and a Notice of Defective Interests delivered,  by Buyer during the Due Diligence Period that, if discovered by Buyer after Closing, would constitute a breach of the special warranty set forth in Section 2.1 of the Assignment, subject, however, to the Permitted Encumbrances, the Title Defect Amount for such Title Defect shall not be subject to the Individual Title Threshold nor the Aggregate Title Defect Deductible.

(g)                                  Title Benefit Amount.  The “Title Benefit Amount” means the amount by which the Allocated Value of a Title Benefit Property affected by a Title Benefit is increased as a result of the existence of such Title Benefit.  Each Title Benefit Amount shall be determined in accordance with the same methodology, terms and conditions for determining each Title Defect Amount.  With respect to any Title Benefit reported under Section 4.2(d), provided that the Title Benefit Amount with respect thereto is in excess of the Individual Title Threshold, the Title Benefit Amount attributable to such Title Benefit shall be used to reduce the amount of the aggregate Title Defect Amounts and Environmental Defect Values attributable to Title Defects and Environmental Defects properly and timely raised by Buyers after taking into account the Individual Title Threshold and the Individual Environmental Threshold, as applicable.  If the Parties cannot reach an agreement on alleged Title Benefits or Title Benefit Amounts by the scheduled Closing, then (1) the average of Sellers’ and Buyers’ good faith estimate of such disputed Title Benefit Amount shall be used in calculating the reduction to the Title Defect Amounts and Environmental Defect Values pursuant to this Section 4.2(g) to the extent applicable, and (2) the provisions of Section 4.3 shall apply.  For the avoidance of doubt, Sellers shall not be entitled to any remedy with respect to any claimed Title Benefit if the applicable Title Benefit Amount with respect thereto is not in excess of the Individual Title Threshold.

(h)                                 Title Adjustment Amount.  The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 4 for Title Defect Amounts (after, for the avoidance of doubt, taking into account the Aggregate Title Defect Deductible and any offsetting Title Benefit Amounts) shall be referred to as the “Title Adjustment Amount”.

(i)                                     Sellers’ Right to Cure.  Continuing until one Business Day prior to Closing (such period of time, the “Cure Period”), Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove any Title Defects timely asserted by Buyers pursuant to Section 4.2(c).  If Sellers believe that they have cured any applicable Title Defect, Sellers shall deliver written notice thereof to Buyers, together with supporting documents available to Sellers and reasonably necessary for Buyers (as well as any title attorney or examiner hired by Buyers) to verify the cure of such Title Defect.  Buyers shall, at or prior to the end of the Cure Period, advise Sellers in writing whether it agrees or (pursuant to a Title Dispute Notice, as described in Section 4.3) Disputes that any such Title Defect has been so cured; provided that Buyers’ failure to timely respond to Sellers’ notice of cure shall be deemed Buyers’ agreement that such Title Defect has been cured and Buyers’ waiver of its Claim with respect to such Title Defect.  If Buyers timely notify Sellers of a Dispute as to Sellers’

attempted cure of any Title Defect, then (subject to Section 4.2(j)), the provisions of Section 4.3 shall apply to such Title Defect.

(j)                                    Remedies for Title Defects.  Subject to Sellers’ continuing right to Dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to Section 4.2(f), in the event that any Title Defect timely asserted by Buyers in accordance with Section 4.2(c) is not waived in writing by Buyers or cured by Sellers prior to the end of the Cure Period, then Sellers shall elect one of the following remedies with respect to such Title Defect:

(1)                                 reduce the Purchase Price by the Title Defect Amount applicable to such Title Defect;

(2)                                 retain the entirety of the Title Defect Property that is subject to such Title Defect (together with all related Assets) and reduce the Purchase Price by an amount equal to the Allocated Value of the Assets so retained; or

(3)                                 with Buyers’ reasonable consent, indemnify Buyers against all Losses resulting from such Title Defect with respect to the applicable Title Defect Property pursuant to an indemnity agreement mutually acceptable to the Parties.

As to any Title Defect timely asserted by Buyers in accordance with Section 4.2(c) which remains uncured by Sellers prior to the end of the Cure Period and for which a corresponding Title Defect Amount is included in the Title Adjustment Amount at Closing (including, for the avoidance of doubt, any Title Defect which Sellers have chosen to dispute pursuant to Section 4.3), Sellers also shall retain the right, but not the obligation, to attempt to cure each such Title Defect after Closing at Sellers’ sole cost and expense; provided that Sellers shall furnish notice to Buyers of Sellers’ belief that they have cured any such Title Defect (together with supporting documents available to Sellers and reasonably necessary for Buyers, as well as any title attorney or examiner hired by them, to verify the cure of any such Title Defect), by no later 15 days prior to the Final Settlement Statement Due Date.  If Buyers disagree that the Title Defect has been cured, it shall so advise Sellers in writing within five Business Days after receipt of Sellers’ notice as provided above, following which the provisions of Section 4.3 will apply to resolve such Dispute, and the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for in Section 4.3.  Should Buyers (A) fail to respond to Sellers’ notice of cure in such five Business Day period, then Buyers shall be deemed to have (i) agreed that the Title Defect has been cured and (ii) waived its Claim with respect to such Title Defect, or (B) agree that the Title Defect has been cured, and then, in each case, the Title Defect Amount attributable thereto and included in the Title Adjustment Amount used to adjust the Purchase Price at Closing shall be credited to Sellers in the Final Settlement Statement.

4.3                               Title Dispute Resolution.  If prior to the Closing or, with respect to the adequacy of Sellers’ Title Defect curative actions after Closing, after the Closing, the Parties are unable to resolve any Title Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, a “Title Dispute Notice”), to Dispute such Title Disputed Matter and to invoke the Dispute resolution provisions below in this Section 4.3 in order to resolve any such Dispute.  As used herein, the term “Title Disputed Matter” means a Dispute regarding any of the following: (w) the existence and scope of a Title Defect or Title Benefit; (x) any Title Defect Amount or Title Benefit Amount, as the case may be; (y) the Title Adjustment Amount, if any; and (z) the adequacy of Sellers’ Title Defect curative actions.  As to any Dispute regarding the adequacy of Sellers’ Title Defect curative actions after Closing as provided for in Section 4.2(j), the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for below in this Section 4.3.  Any Title Dispute Notice must be delivered on or before the tenth Business Day after Closing except with respect to Disputes relating to any of Sellers’ Title Defect curative actions conducted post-Closing.  Any Title Dispute Notice relating to any of Sellers’ Title Defect curative actions conducted post-Closing must be delivered within ten Business Days following Buyers’ receipt of notice from Sellers that they have cured the applicable Title Defect.  In no event will Closing be delayed on account of any Title Disputed Matter and, if the Title Defect Property affected thereby is transferred to Buyers at Closing, the average of the Parties’ respective good faith estimates of the Title Defect Amounts attributable to such Title Defect Property shall be used in the calculation and determination of the Title Adjustment Amount to be used at Closing.

(a)                                 The Parties shall attempt to resolve all Title Disputed Matters through good faith negotiations for a period of 20 days after the delivery of a Title Dispute Notice by either Party.  Following such negotiation period, if the Title Disputed Matter at issue remains in Dispute, such Title Disputed Matter shall be resolved pursuant to this Section 4.3 and the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Title Defect Expert”).  If the Parties are unable to mutually agree upon the Title Defect Expert, then the Parties shall, within ten days after the expiration of such foregoing negotiation period, request that the AAA, acting through its offices in Houston, Texas, appoint the Title Defect Expert.  The Title Defect Expert shall be a licensed title attorney having a minimum of ten years’ experience with regard to the types of title defects affecting the Properties involved in the Title Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for either Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Title Defect Expert will function as an expert in accordance with the procedures set forth in this Section 4.3, and not as an arbitrator.

(b)                                 Within 30 days following the appointment of the Title Defect Expert, Sellers shall provide the Title Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Title Defect Expert and each other, a summary of its position with regard to each such outstanding Title Disputed Matter in a written document of five pages or less per Title Disputed Matter.  The Parties shall instruct the Title Defect Expert that, within 30 days after receiving the Parties’ respective submissions, the Title Defect Expert shall render a written decision.  In rendering its decision, the Title Defect Expert shall not award (1) a higher Title Defect Amount than the lower of (A) the Allocated Value of the applicable Property or (B) the amount claimed by Buyers in their summary, (2) a higher Title Benefit Amount than the amount claimed by Sellers in their summary, (3) a lower Title Benefit Amount than the amount claimed by Buyers in their summary or (4) a lower Title Defect Amount than that amount claimed by Sellers in their summary, as applicable.  The Title Defect Expert shall determine the specific disputed Title Defect, Title Benefit, Title Defect Amount, Title Benefit Amount or the adequacy of Sellers’ Title Defect curative actions, as the case may be, submitted by either Party and may not award damages, interest or penalties to either Party with respect to any other matter.  Any decision rendered by the Title Defect Expert pursuant hereto shall be final, conclusive, and binding on Sellers and Buyers, and will be enforceable against each Party in any court having jurisdiction hereof, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Title Defect Expert and of any associated dispute resolution process and proceedings.

(c)                                  If the Title Defect Expert determines that a Title Defect did not exist or that a Title Defect existed but was cured by Sellers, then any Title Defect Amount attributable thereto that was included in the Title Adjustment Amount used at Closing, if any, shall be credited to Sellers in the Final Settlement Statement.

(d)                                 If the Title Defect Expert determines that a Title Defect exists, but that the Title Defect Amount attributable thereto is a lesser amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Sellers in the Final Settlement Statement.

(e)                                  If the Title Defect Expert determines that a Title Defect exists, such Title Defect has not been cured by Sellers and the Title Defect Amount attributable thereto is a greater amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Buyers in the Final Settlement Statement.

(f)                                   Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

4.4                               Preferential Rights and Consents.

(a)                                 Preferential Purchase Rights.  Promptly following the Execution Date, and in any event within five Business Days following the Execution Date, Sellers shall send notices to the holder of each Preferential Right listed on Schedule 6.6 in accordance with the terms of the instruments giving rise to such Preferential Rights.  Sellers shall promptly provide a copy of each such notice to Buyers following the delivery thereof by Sellers.  Sellers shall use commercially reasonable efforts to cause waivers of such Preferential Rights to be obtained and delivered prior to Closing; provided that Sellers shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers.  Buyers shall reasonably cooperate with Sellers in seeking to obtain such waivers of Preferential Rights; provided that Buyers shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers.  Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement (including all thresholds, deductibles and other amounts except for the cash consideration, which shall equal the Allocated Value for such property), including the successful Closing of this Agreement pursuant to ARTICLE 12 as to those Assets for which Preferential Rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 2.4 and Section 13.1.  If, prior to the Closing Date, either Party discovers any required Preferential Right for which notices have not been delivered pursuant to the first sentence of this Section 4.4(a), then (x) the Party making such discovery shall provide the other Party with written notification of such Preferential Right, (y) Sellers, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of such Preferential Rights in accordance with the terms of the instrument giving rise to such Preferential Right, and (z) the terms and conditions of this Section 4.4(a) shall apply to the Assets subject to such Preferential Right.

(1)                                 If, prior to Closing, any holder of a Preferential Right notifies Sellers that it intends to consummate the purchase of the Assets to which its Preferential Right applies or if the time for exercising such Preferential Right has not expired, then the Assets subject to such Preferential Right (together with all related Assets) shall be excluded from the Assets to be assigned to Buyers at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Values of such Assets so excluded.

(2)                                 Sellers shall be entitled to all proceeds paid by any Person exercising a Preferential Right prior to Closing.  If such holder of such Preferential Right thereafter fails to consummate the purchase of the Assets subject to such Preferential Right (together with all related Assets) on or before the end of the time period for closing such sale or the time for exercising such Preferential Right expires without exercise by the holder thereof, then (A) Sellers shall so notify Buyers, (B) Sellers shall assign to Buyers, on the tenth Business Day following the end of such time period or termination of such right without exercise, such Assets that were so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and (C) Buyers shall pay to Sellers, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets, as adjusted pursuant to Section 2.4 and Section 13.1.

(3)                                 All Assets for which any applicable Preferential Right has been waived in writing, or as to which the time for exercising the applicable Preferential Right has expired, in each case, prior to Closing, shall be transferred to Buyers at Closing, subject to the other provisions of this Agreement.

(b)                                 Consents.  Promptly following the execution of this Agreement, and in any event within five Business Days following the Execution Date, Sellers shall send notices to the holder of each Consent listed on Schedule 6.5 requesting such holder’s applicable written Consent to the transactions contemplated hereby.  Sellers shall use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing; provided that Sellers shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents.  Buyers shall reasonably cooperate with Sellers in seeking to obtain such Consents to assignment; provided that Buyers shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents.  If, prior to the Closing Date, either Party discovers any Consents for which notices have not been delivered pursuant to the first sentence of this Section 4.4(b), then (x) the Party making such discovery shall provide the other Party with written notification of such Consents, (y) Sellers, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of Consents requesting such Consents, and (z) the terms and conditions of this Section 4.4(b) shall apply to the Assets subject to such Consents.

(1)                                 If (A) Sellers fail to obtain any such Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment of the Assets affected thereby to Buyers to be void or (ii) give the holder of such Consent the right to terminate the applicable underlying Lease, Surface Contract or Applicable Contract under the express terms thereof, (B) Sellers fail to obtain a Consent held by a Governmental Entity prior to Closing, or (C) a Consent requested by Sellers is denied in writing, then, in each case, the Assets affected by such un-obtained Consent (together with all related Assets, the “Affected Assets”) shall be excluded from the Assets to be assigned to Buyers at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Value of such Affected Assets.

(2)                                 If any such Consent relating to Affected Assets that was not obtained prior to Closing is obtained within 45 days following the Closing, then (A) on the fifteenth Business Day after such Consent is obtained, Sellers shall assign such Affected Assets to Buyers pursuant to an instrument in substantially the same form as the Assignment, and (B) Buyers shall pay to Sellers, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such Affected Assets, as adjusted pursuant to Section 2.4 and Section 13.1.

(3)                                 If Sellers fail to obtain any such Consent prior to Closing and (A) the failure to obtain such Consent would not (i) cause the assignment of the Assets affected thereby to Buyers to be void or (ii) give the holder of such Consent the right to terminate the applicable underlying Lease, Surface Contract or Applicable Contract under the express terms thereof, (B) the holder of such Consent is not a Governmental Entity and (C) such Consent requested by Sellers is not denied in writing by the holder thereof, then (I) the Assets subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyers at Closing as part of the Assets and without reduction to the Purchase Price, (II) Buyers shall have no claim against Sellers, and Sellers shall have no liability for, the failure to obtain any such Consent and (III) Buyers shall be responsible from and after the Closing for any and all Losses arising from the failure to obtain such Consent.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1                               Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Condition” means any circumstance, status or defect that, with notice to the Governmental Entity with jurisdiction, would currently require Remediation under Environmental Laws.

(b)                                 “Environment” means all or any of the following media: land (whether on or below the surface of the earth or beneath the surface of any waters); air or water,

whether on or below the surface of the earth or whether contained within buildings or other natural or man-made structures above or below ground or below any waters; and any living organism (including man) supported by the foregoing media.

(c)                                  “Environmental Defect” means a Condition of or affecting the Environment in, on, under or relating to a particular Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), but excluding any Plugging and Abandonment Obligations (which shall not constitute an Environmental Defect).

(d)                                 “Environmental Law” or “Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (1) pollution or pollution control, including, without limitation, storm water; (2) protection of the Environment or of human health, including from exposure to Hazardous Materials; (3) employee safety in the workplace; or (4) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials.  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Historic Preservation Act, 16 U.S.C. §470 et seq. and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

(e)                                  “Environmental Liabilities” means all Losses involving any pollution of or other harm to or destruction of the Environment or any natural resources, including the payment of natural resource damages that are assessed by any Governmental Entity and any Losses attributable to the Remediation of any such damage, brought or assessed by or in favor of any Persons, including any Governmental Entity, to the extent any of the foregoing directly or indirectly involves the Assets or the presence, disposal or release of any Hazardous Materials of any kind in, on or under the Assets or any other premises to the extent directly or indirectly relating to operations involving the Assets or the transportation, disposal or other handling of Hazardous Materials generated by or otherwise attributable to operations involving the Assets, whether any of the foregoing is created, arises or otherwise relates or is attributable to any period of time, whether before or after Sellers acquired ownership of the Assets and whether before, on or after the Effective Time.

(f)                                   “Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is subject to regulation, investigation, control or remediation pursuant to any Environmental Law.

(g)                                  “NORM”  means naturally occurring radioactive material.

(h)                                 “Plugging and Abandonment Obligations” means any and all responsibility and liability, in accordance with all applicable Laws, Leases, Surface Contracts and other Contracts, permits or any orders, directives or other requirements of any applicable Governmental Entities or otherwise as required for reasonable and prudent oilfield operations, for all of the following, arising out of or otherwise relating to the ownership or operation of the Assets, directly or indirectly, whether attributable to any period of time before, on or after the Effective Time: (1) the necessary and proper plugging, replugging and abandonment of all Wells; (2) the necessary and proper removal, closure, abandonment, decontamination and disposal, as applicable, of all structures, facilities, pits, pipelines, Equipment, operating inventory, abandoned property, trash, refuse, wastes and junk located on, comprising part of or otherwise attributable to the Assets in connection with any activities referenced in this item (2) or the foregoing item (1); (3) the necessary and proper capping and burying of all associated flow lines and other pipelines located on or comprising part of the Assets, including in connection with any of the activities referenced in the foregoing items (1) or (2); and (4) the necessary and proper restoration of the surface and subsurface of the Properties to the condition as required pursuant to all applicable Laws, Leases, Surface Contracts and Contracts, in connection with any of the activities referenced in the foregoing items (1), (2) or (3).

(i)                                     “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, response action, removal, corrective action, mitigation, decontamination, treatment, cleanup and disposal of Hazardous Materials and restoration of any harm or damage to, or replacement of any destruction of, the Environment or any natural resources (including the payment of natural resource damages that are assessed by any Governmental Entity, including for the loss of use thereof), in each case, to the extent required by applicable Environmental Laws or Governmental Entity.

5.2                               Exclusive Remedy.  Other than Buyers’ remedies for breaches of Section 6.15, Section 5.3 shall constitute the sole and exclusive rights and remedies of Buyers with respect to any Environmental Defect, the existence of any Condition with respect to the Assets, the Remediation of any such Environmental Defect or Condition, or Sellers’ or their respective predecessors’ failure to comply with Environmental Laws.

5.3          Environmental Defects.

(a)           Environmental Defect Notices.  On or before the Defect Notice Date, Buyers shall notify Sellers in writing of any matters that, in Buyers’ reasonable opinion, constitute an Environmental Defect (such notice, an “Environmental Defect Notice”).  To be effective, each Environmental Defect Notice shall be in writing, be received by Sellers prior to or on the Defect Notice Date and contain the following: (1) a detailed description of the alleged Environmental Defect, (2) each Asset affected by the alleged Environmental Defect (each such Asset, an “Environmental Defect Property”), (3) the Allocated Value, if any, of each Environmental Defect Property, (4) supporting documents reasonably necessary for Seller (as well as any environmental consultant hired by Seller) to verify the existence of the alleged Environmental Defect, and (5) the amount that Buyers reasonably believe is the most cost-effective manner reasonably available to Remediate each alleged Environmental Defect, consistent with Environmental Laws and the requirements of the applicable Governmental Entity, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, net to Sellers’ interest in the applicable Assets (the “Environmental Defect Value”), and the computations and information upon which Buyers’ belief is based.  To give Sellers an opportunity to commence reviewing and curing Environmental Defects, prior to the Defect Notice Date Buyers agree to use their reasonable efforts to give Sellers weekly written notices of all Environmental Defects discovered by Buyers during the preceding week; provided that any such notice may be preliminary in nature and supplemented prior to or on the Defect Notice Date.  Other than with respect to Buyers’ remedies for breaches of Section 6.15, any matters that may otherwise constitute an Environmental Defect, but of which Sellers have not been notified by Buyers in an Environmental Defect Notice delivered in accordance with this Section 5.3(a) prior to the Defect Notice Date, shall be deemed to have been waived by Buyers for all purposes.

(b)           Environmental Deductibles.  Notwithstanding anything to the contrary in this Agreement, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers in connection with the transactions contemplated hereby for any Environmental Defect affecting an Environmental Defect Property for which the Environmental Defect Value attributable thereto does not exceed * (“Individual Environmental Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers in connection with the transactions contemplated hereby for any Environmental Defect Value attributable to an Environmental Defect affecting an Environmental Defect Property that exceeds the Individual Environmental Threshold unless (A) the sum of (i) the aggregate Environmental Defect Values of all such Environmental Defects exceeding the Individual Environmental Threshold, excluding any Environmental Defects Remediated by Sellers, plus (ii) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Threshold, excluding any Title Defects cured by Sellers, minus (iii) all Title Benefit Amounts, exceeds (B) the Aggregate Defect Deductible, after which point, subject to the Individual Environmental Threshold, Buyers shall be entitled to adjustments to

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

the Purchase Price or other remedies only with respect to the incremental amount of such Environmental Defect Values, in the aggregate, in excess of such Aggregate Defect Deductible.

If any Asset is excluded pursuant to Section 5.3(e)(3), the Environmental Defect Value relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

(c)           Environmental Adjustment Amount.  The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 5 for Environmental Defect Values shall be referred to as the “Environmental Adjustment Amount”.

(d)           Sellers’ Right to Remediate.  Continuing until the end of the Cure Period, Sellers shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate any Environmental Defects timely asserted by Buyers pursuant to Section 5.3(a).  If Sellers believe that they have Remediated any applicable Environmental Defect, Sellers shall deliver written notice thereof to Buyers, together with supporting documents available to Sellers and reasonably necessary for Buyers (as well as any environmental consultant hired by Buyers) to verify the Remediation of the Environmental Defects.  Buyers shall, at or prior to the end of the Cure Period, advise Sellers in writing whether they agree or (pursuant to an Environmental Dispute Notice, as described in Section 5.3(f)) dispute that the Environmental Defect has been so Remediated; provided that Buyers’ failure to timely respond to Sellers’ notice of Remediation shall be deemed Buyers’ irrevocable agreement that the Environmental Defect has been Remediated and Buyers’ irrevocable waiver of its Claim with respect to such Environmental Defect.  If Buyers timely notify Sellers in writing of a Dispute as to Sellers’ attempted Remediation of any Environmental Defect, then (subject to Section 5.3(e)) the provisions of Section 5.3(f) shall apply to such Environmental Defect.

(e)           Remedies for Environmental Defects.  Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect and/or the Environmental Defect Value asserted with respect thereto and subject to Section 5.3(b), in the event that any Environmental Defect timely asserted by Buyers in accordance with Section 5.3(a) is not waived in writing by Buyers or Remediated by Sellers prior to the end of the Cure Period, then Sellers shall elect one of the following remedies with respect to such Environmental Defect:

(1)           reduce the Purchase Price by the Environmental Defect Value applicable to such Environmental Defect;

(2)           with Buyers’ reasonable consent, indemnify Buyers against all Losses resulting from such Environmental Defect and associated Remediation pursuant to an indemnity agreement mutually agreed by the Parties; or

(3)           retain the entirety of the Asset that is subject to such Environmental Defect (together with all related Assets), and reduce the Purchase Price by an amount equal to the sum of the Allocated Value of the Assets so retained.

If Sellers elect the option set forth in clause (1) above, then Buyers shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Losses with respect thereto, and Buyers’ obligations with respect thereto shall be deemed to constitute Assumed Obligations.  If Sellers elect the option set forth in clause (2) above, Sellers shall additionally have the right to elect to assume responsibility for the Remediation of such Environmental Defect following Closing and, if Sellers so elect (A) Sellers shall use their reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Sellers elect to undertake and (B) Buyers, effective as of the Closing, hereby grant to Sellers and their representatives access to the Assets to conduct such Remediation.

(f)            Environmental Dispute Resolution Procedure.  If prior to the Closing the Parties are unable to resolve any Environmental Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, an “Environmental Dispute Notice”), to Dispute such Environmental Disputed Matter and to invoke the Dispute resolution provisions below in this Section 5.3(f) in order to resolve any such Dispute.  As used herein, the term “Environmental Disputed Matter” means a Dispute regarding any of the following:  (w) the existence and scope of an Environmental Defect; (x) any Environmental Defect Value; (y) the Environmental Adjustment Amount, if any; and (z) the adequacy of Sellers’ Environmental Defect Remediation actions.  Any Environmental Dispute Notice must be delivered on or before the tenth Business Day after Closing.  In no event will Closing be delayed on account of any Environmental Disputed Matter and if the Environmental Defect Property affected thereby is transferred to Buyers at Closing, the average of the Parties’ respective good faith estimates of the Environmental Defect Values attributable to such Environmental Defect Property shall be used in the calculation and determination of the Environmental Adjustment Amount to be used at Closing

(1)           The Parties shall attempt to resolve all Environmental Disputed Matters through good faith negotiations for a period of 20 days after the delivery of an Environmental Dispute Notice by either Party.  Following such negotiation period, if the Environmental Disputed Matter at issue should remain in Dispute, such Environmental Disputed Matter shall be resolved pursuant to this Section 5.3(f) and the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Environmental Defect Expert”).  If the Parties are unable to mutually agree upon the Environmental Defect Expert, then the Parties shall, within ten days after the expiration of such negotiation period, request that the AAA, acting through its offices in Houston, Texas, appoint the Environmental Defect Expert.  The Environmental Defect Expert shall be a certified environmental professional having a minimum of ten years’ experience with regard to the types of environmental defects affecting the Properties involved in the Environmental Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for either Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Environmental Defect Expert will function as an expert in accordance with the procedures set forth in this Section 5.3(f), and not as an arbitrator.

(2)           Within 30 days following the appointment of the Environmental Defect Expert, Sellers shall provide the Environmental Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Environmental Defect Expert and each other, a summary of its position with regard to each such outstanding Environmental

Disputed Matter in a written document of five pages or less per Environmental Disputed Matter.  The Parties shall instruct the Environmental Defect Expert that, within 30 days after receiving the Parties’ respective submissions, the Environmental Defect Expert shall render a written decision.  In rendering its decision, the Environmental Defect Expert shall not award a higher Environmental Defect Value than the amount claimed by Buyers in their summary or a lower Environmental Defect Value than the amount claimed by Sellers in their summary, as applicable.  Any decision rendered by the Environmental Defect Expert pursuant hereto shall be final, conclusive, and binding on Sellers and Buyers, and will be enforceable against each Party in any court having jurisdiction hereof, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Environmental Defect Expert and of any associated Dispute resolution process and proceedings.

(3)           If the Environmental Defect Expert determines that an Environmental Defect did not exist or that an Environmental Defect existed but was Remediated by Sellers, then any Environmental Defect Value attributable thereto that was included in the Environmental Adjustment Amount used at Closing, if any, shall be credited to Sellers in the Final Settlement Statement.

(4)           If the Environmental Defect Expert determines that an Environmental Defect exists, but that the Environmental Defect Value attributable thereto is a lesser amount than any Environmental Defect Value with respect thereto that was included in the Environmental Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Sellers in the Final Settlement Statement.

(5)           If the Environmental Defect Expert determines that an Environmental Defect exists, such Environmental Defect has not been Remediated by Sellers and the Environmental Defect Value attributable thereto is a greater amount than the Environmental Defect Value with respect thereto that was included in the Environmental Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Buyers in the Final Settlement Statement.

(6)           Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

5.4          NORM, Wastes and Other Substances.  Buyers acknowledge that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Materials.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials.  NORM containing material and/or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Assets.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Assets and the properties underlying the Assets.

ARTICLE 6
SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants, on its own behalf and solely with respect to itself, to Buyers as follows:

6.1          Status.  Such Seller is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and is duly qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.2          Power.  Such Seller has all requisite entity power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by such Seller at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

6.3          No Conflicts.  Except as disclosed in Schedule 6.3 and assuming the receipt of all Consents and the waiver of all Preferential Rights, the execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by such Seller at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of such Seller, (b) result in a default or the creation of any Lien (other than a Permitted Encumbrance), or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any Lease, Surface Contract or Applicable Contract to which such Seller is a party or by which such Seller or the Assets may be bound or (c) violate any Law applicable to such Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

6.4          Authorization and Enforceability.  Assuming the due authorization, execution and delivery by the Buyers of this Agreement and the other documents to be delivered by Buyers at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by such Seller at Closing pursuant to this Agreement will constitute, such Seller’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.5          Consents.  Except as set forth on Schedule 6.5 and for Customary Post-Closing Consents, no consent, approval or authorization of any applicable Governmental Entity or other Third Party is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (each such required consent, a “Consent”) by such Seller.

6.6          Preferential Rights.  Except as set forth on Schedule 6.6, there are no preferential rights to purchase or similar rights with respect to the Assets that are applicable to the transactions contemplated by this Agreement (each such applicable preferential right listed on Schedule 6.6, a “Preferential Right”).

6.7          Liability for Brokers’ Fees.  Such Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyers shall have any responsibility whatsoever.

6.8          Bankruptcy.  There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to Seller’s Knowledge, threatened against such Seller.

6.9          Litigation.  Except as set forth on Schedule 6.9, as of the Execution Date there are no actions, suits or proceedings pending by or against such Seller with respect to the Assets, or, to Seller’s Knowledge, threatened against such Seller with respect to the Assets, in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity, which, if determined adversely to such Seller, would have a Material Adverse Effect.

6.10        Material Agreements.

(a)           Schedule 6.10(a) lists all of the following types of Applicable Contracts in effect as of the Execution Date (the “Material Agreements”):

(1)           any Applicable Contract between such Seller, on the one hand, and any Affiliate of such Seller, on the other hand;

(2)           any Applicable Contract for (A) the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or (B) the purchase, sale, processing, transportation or other disposal of any such Hydrocarbons, in each case, that is not cancelable without penalty or other payment on not more than 60 days’ prior written notice, other than terms of joint operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner;

(3)           any Applicable Contract requiring such Seller to sell, lease, farm-out, or otherwise dispose of any interest in any of the Properties after the Execution Date, other than non-consent penalties for non-participation in operations under joint operating agreements or conventional rights of reassignment arising in connection with such Seller’s surrender or release of any of the Properties;

(4)           any Applicable Contract that creates any area of mutual interest or similar provision with respect to the Assets or contains any material restrictions on the ability of such Seller to compete with any other Person;

(5)           any Applicable Contract that can reasonably be expected to result in aggregate payments by, or revenues to, such Seller, in each case, only with respect to the Assets, of more than $250,000 during the current fiscal year or $500,000 in the aggregate over the term of such Contract;

(6)           any Applicable Contract that is an agreement for Indebtedness;

(7)           any Applicable Contract that is a drilling contract, unitization agreement, unit operating agreement, joint operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement or similar agreement;

(8)           any Applicable Contract that contains any rights allowing a Third Party to participate in any sales or purchases of any of the Assets that are triggered by or applicable to the transactions contemplated by this Agreement; and

(9)           any Applicable Contract that constitutes a lease under which such Seller is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Person without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $50,000.

(b)           Except as otherwise set forth on Schedule 6.10(b), such Seller is in default in any material respect under any Material Agreement and, to Seller’s Knowledge, no other party to any Material Agreement is in default in any material respect thereunder.  To Seller’s Knowledge, no event has occurred that, with notice, lapse of time or both, would constitute a default in any material respect under any Material Agreement.  During the Due Diligence Period for purposes of the Due Diligence Review, such Seller has or will make available to Buyers prior to Closing, true and complete copies of the Material Agreements.

6.11        AFEs.  As of the Execution Date, all outstanding authorizations for expenditures or other similar capital commitments relating to the Assets to drill or rework Wells or build gathering systems or other facilities (“AFEs”), that in each case, will be binding upon Buyers or the Assets as of the Effective Time, are set forth in Schedule 6.11.  For the avoidance of doubt, the amounts shown on Schedule 6.11 with respect to such AFEs are estimates.

6.12        Taxes.  Except as disclosed on Schedule 6.12, (a) all Tax Returns relating to or in connection with such Seller’s acquisition, ownership, or operation of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects; (b) subject to any Taxes which such Seller disputes in good faith and which are listed on Schedule 6.12, all material Taxes relating or applicable to such Seller’s acquisition, ownership or operation of the Assets that are or have become due have been timely paid, and such Seller is not delinquent in the payment of any such material Taxes; (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of such Seller relating to such Seller’s acquisition, ownership or operation of the Assets; (d) there are no administrative or judicial proceedings pending or threatened in writing against the Assets or against such Seller relating to or in connection with the Assets by any taxing authority with respect to Taxes; (e) there are no Liens on any of the Assets that arose in connection with such Seller’s failure (or alleged failure) to pay any Tax other than Permitted Encumbrances; (f) such Seller is not a foreign person within the meaning of Section 1445(f) of the Code; and (g) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets or the business of such Seller have been satisfied in all material respects.

6.13        Tax Partnerships.  None of the Assets are held by or are subject to any arrangement between such Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code (a “Tax Partnership”).

6.14        Compliance with Law and Government Authorizations.

(a)           Except as would not have a Material Adverse Effect, such Seller (if such Seller is the operator of the Assets) or, to Seller’s Knowledge, any Third Party operator of the Assets has obtained and is maintaining all Governmental Authorizations that are presently necessary or required by it to own and operate the Assets as the Assets are presently owned and operated.

(b)           Except as provided on Schedule 6.14, no written notice of violation of Law or a Governmental Authorization has been received by such Seller from a Governmental Entity with respect to the Assets.

(c)           Except as would not have a Material Adverse Effect with respect to the Assets operated by Seller, and to Seller’s Knowledge with respect to the Assets not operated by the Seller, the Assets are being operated in compliance with all applicable Laws.

Notwithstanding the foregoing, this Section 6.14 does not relate to any Tax matters, which are exclusively addressed in Section 6.12 and Section 6.13, or Environmental Laws, which are exclusively addressed in ARTICLE 5 and in Section 6.15.

6.15        Environmental Matters.  Except as referenced in Schedule 6.15 or as would not have a Material Adverse Effect:

(a)           such Seller has not entered into any agreements, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Entity in existence as of the Execution Date based on any prior violations of Environmental Laws that materially impairs the future ownership or use of any of the Assets or that currently requires any Remediation as to any of the Assets.

(b)           As of the Execution Date, neither such Seller (if such Seller is the operator of the Assets), nor to Seller’s Knowledge any Third Party operator of the Assets, has received written notice from any Governmental Entity of any Condition concerning any Asset that (1) materially interferes with or prevents compliance by such Seller or the Assets with any Environmental Law or the terms of any Governmental Authorization relating to Environmental Laws, or (2) gives rise to or results in any common Law or other liability of such Seller to any Person.

6.16        Payments for Production; Calls on Production.

(a)           such Seller has not: (1) received any advance, “take-or-pay” or other similar payments under production sales Contracts applicable to the Assets that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor; or (2) other than in accordance with gas balancing arrangements and non-consent provisions in Contracts, received any advance payment or other similar payment to deliver Hydrocarbons produced from, or attributable to, the Assets, or proceeds from the sale thereof, at some future time, without receiving payment therefor at or after the time of delivery.

(b)           To the Seller’s Knowledge, no Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbon production from the Assets, except as set forth on Schedule 6.16(b).

6.17        Well Status and Abandonments.  Except as referenced on Schedule 6.17 and as would not have a Material Adverse Effect (a) to Seller’s Knowledge, all Wells that have been permanently abandoned were abandoned in accordance with all applicable Laws; and (b) such Seller has not received any written notices from any applicable Governmental Entities that: (1) any such permanently abandoned Wells were not abandoned in accordance with all applicable Laws; or (2) there are any Wells for which permanent abandonment is presently required for compliance with applicable Laws.

6.18        Bonds and Credit Support.  Except as referenced on Schedule 6.18, there are no bonds, letters of credit and other similar credit support instruments maintained by such Seller or its Affiliates with respect to such Seller’s ownership and operation of the Assets.

6.19        Suspense Funds.  Except as set forth in Schedule 6.19, as of the date set forth on such Schedule, such Seller does not hold any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Properties other than amounts less than the statutory minimum amount that such Seller is permitted to accumulate prior to payment.

6.20        Imbalances.  Schedule 6.20 sets forth all material Imbalances associated with the Assets as of the Effective Time.

6.21        Insurance.  Schedule 6.21 lists each material insurance policy maintained by such Seller that relates or provides coverage to the Assets (the “Policies”).  Except as set forth on Schedule 6.21, there are no claims pending with respect to any Policies.

6.22        Royalties.  Except as disclosed on Schedule 6.22 and for such items that are not yet due or are being held in suspense as permitted pursuant to applicable Law, to Seller’s Knowledge, such Seller has paid, in all material respects, all royalties, overriding royalties and other burdens on production due by such Seller with respect to the Properties.

ARTICLE 7
BUYER’S AND EVOC’S REPRESENTATIONS AND WARRANTIES

Each Buyer and EVOC represents and warrants to Sellers as follows:

7.1          Organization and Standing.

(a)           Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business in Oklahoma, Texas and such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

(b)           EVOC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business in Oklahoma, Texas and such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement and perform their obligations hereunder.

7.2          Power.  Buyer/EVOC, has all requisite entity power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Buyer/EVOC at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

7.3          No Conflicts.  The execution, delivery and performance by Buyer/EVOC of this Agreement and the other documents to be delivered by Buyer/EVOC at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Buyer/EVOC, (b) result in a default or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage or indenture to which Buyer/EVOC is a party or by which Buyer/EVOC or any of its property may be bound or (c) violate any Law applicable to Buyer/EVOC or any of its property, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer/ EVOC to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

7.4          Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Sellers of this Agreement and the other documents to be delivered by Sellers at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Buyer/EVOC at Closing pursuant to this Agreement will constitute, Buyer’s/ EVOC’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.5          Consent.  No Consent is required to be obtained with respect to the consummation the transactions contemplated by this Agreement by Buyer/EVOC.

7.6          Liability for Brokers’ Fees.  Buyer/EVOC has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

7.7                               Bankruptcy.  There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer/EVOC or its Affiliates.

7.8                               Litigation.  There is no action, suit, proceeding, Claim or investigation by any Governmental Entity, court, arbitral authority or other Person pending by or against Buyer/EVOC or, to Buyer’s Knowledge, threatened against Buyer/EVOC, in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

7.9                               Financial Resources and Other Capability.  Buyer has the financial resources available to consummate the transactions contemplated by this Agreement, to pay the Purchase Price and to pay any and all fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.  Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Sellers under the Assets.

7.10                        No Benefit Plan Investor. Buyer acknowledges that it is not a “benefit plan investor” and none of the assets of Buyer include “plan assets” (as such terms are defined under Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended).

7.11                        Qualifications. Buyers are qualified to own, and EVOC is qualified to operate the Assets in all jurisdictions where such Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such owner or EVOC to be disqualified as such operator. Buyer currently has lease bonds and any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets. To Buyer’s and EVOC’s knowledge, there are no matters or circumstances applicable to Buyer or to EVOC that would preclude or inhibit unconditional approval by Governmental Authorities of the assignment of the Assets from Seller to Buyer.

7.12                        Buyer’s Evaluation.

(a)                                 Review.  Buyer is an experienced and knowledgeable investor in the oil and gas industry and is aware of the possibility of risks in the acquisition of oil and gas assets.  Buyer acknowledges that Sellers have not made any representations or warranties as to the Assets except as expressly and specifically provided in ARTICLE 6, the affirmations of such representations and warranties contained in the certificate to be delivered by Sellers at Closing pursuant to Section 12.3(g) and the special warranty set forth in the Assignment, and that Buyer may not rely on any other representations or warranties made by Sellers or Sellers’ Representatives or on any of Sellers’ estimates with respect to reserves or the value of the Assets, or any projections as to future events or other analyses or forward looking statements.

(b)                                 Independent Evaluation.  In entering into this Agreement, except for the representations and warranties expressly and specifically provided in ARTICLE 6, the affirmations of such representations and warranties contained in the certificate to be delivered by Sellers at Closing pursuant to Section 12.3(g) and the special warranty set forth in the Assignment, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Assignment and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, environmental, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves or other value of the Assets.  As of Closing, Buyers have been afforded full access to the books and records, facilities and personnel of Sellers for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of Sellers and the Assets.

7.13                        Securities Law Compliance.  Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.  Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1                               Covenants and Agreements of Sellers.  Except (w) as set forth in Schedule 2.4(c) or Schedule 8.1, (x) for and in connection with the operations pursuant to any AFE listed on Schedule 6.11, (y) as required pursuant to the terms of any Material Agreement, Lease or Surface Contract, or (z) as consented to in writing by Buyers (such consent not to be unreasonably withheld, delayed or conditioned):

(a)                                 Operations Prior to Closing.  Sellers shall:

(1)                                 cause the Assets operated by Sellers, and use their commercially reasonable efforts to cause the Assets operated by Third Parties, to be operated in a manner consistent in all material respects with past practice;

(2)                                 notify Buyers if Sellers obtain Knowledge of any Third Party Claim materially affecting the Assets or notice from a Third Party of any default by Sellers under any Material Agreement; and

(b)                                 Restriction on Operations.  Without Buyers’ approval, Sellers shall not:

(1)                                 convey, sell, transfer or abandon any part of the Assets except, upon two Business Days prior notice to Buyers, (A) Leases that have terminated in the ordinary course of business based upon the expiration of the primary terms of such Leases, (B) Leases that are, in Sellers’ good faith and reasonable opinion, no longer capable of production in paying quantities, (C) sales of Equipment or facilities in the ordinary course of business, or (D) sales of Hydrocarbons produced from, or attributable to, the Assets in the ordinary course of business;

(2)                                 approve or propose any operations anticipated in any instance to cost the owner of the Assets more than $250,000, net to the Assets, per activity or per any series of related activities, except for (A) any operations in the ordinary course of business, (B) emergency operations, (C) any operations required under applicable Laws, or (D) any operations necessary to avoid a material monetary penalty or forfeiture provision under any applicable Lease, Surface Contract, Applicable Contract or Law; provided, however, that Sellers shall forward to Buyers the applicable AFE with respect to any operation that does not require approval pursuant to this Section 8.1(b)(2);

(3)                                 enter into any farm-out, farm-in or other similar Contract affecting the Assets;

(4)                                 let lapse any of Sellers’ insurance now in force with respect to the Assets;

(5)                                 modify or terminate any Material Agreement, other than any such Material Agreement that terminates according to its terms;

(6)                                 enter into any Contract that, if in existence as of the Execution Date, would be a Material Agreement;

(7)                                 waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $250,000 individually or in the aggregate, net to the Assets, (excluding amounts to be paid under insurance policies); provided, however, that the restrictions contained in this Section 8.1(b)(7) shall not apply to any of the claims, actions or proceedings listed on Schedule 6.9; or

(8)                                 authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 8.1(b).

(c)                                  Derivative Transactions. To the extent that doing so would not cause any Seller to be in violation of any provision of any agreement (including, without limitation, any credit agreement, indenture, other loan or similar document) to which it is a party or otherwise cause any Seller to be in breach of any representation and warranty contained in this Agreement, Laredo shall use its reasonable efforts to enter into, but only to the extent as mutually agreed upon by Sellers and Buyers, hedging transactions (which are capable of being transferred to, or novated in favor of, Buyers) covering that portion of production from the Assets as described on Schedule 8.1(c).  Upon execution of this Agreement, Laredo shall, in consultation with Buyers, obtain quotations from counterparties with whom Laredo has current ISDA agreements for straight swaps for quantities of production from the future proved developed producing oil and gas reserves attributable to the Assets.  Upon receipt of written instruction from the Buyers directing Laredo which swaps to enter into and with which counterparty, subject to the indemnities set forth herein, Laredo shall use its reasonable efforts to execute, for the benefit and liability of Buyers, such transactions with the counterparty providing the terms acceptable to the Buyers as set forth in such instruction (the “Hedging Transactions”).  Buyers shall promptly reimburse the Sellers for all costs and expenses associated with the execution of the Hedging Transactions.  At Closing, all such Hedging Transactions shall be transferred to, or novated in favor of, Buyers.  Whether or not the Closing occurs, Buyers shall pay, be responsible for, release, defend, indemnify and hold Sellers and the other Seller Indemnified Parties harmless from and against any and all (i) costs and expenses of entering into the Hedging Transactions, (ii) costs and expenses related to transferring to, or novating in favor of, Buyers and (iii) costs, expenses and other liabilities arising from or attributable to the Hedging Transactions.  In the event that this Agreement is terminated prior to Closing, Laredo may, at its sole election, unwind any or all of the Hedging Transactions; but in any event, Buyers shall release, defend, indemnify and hold Sellers and the other Seller Indemnified Parties harmless from and against any and all losses, costs, expenses or other liabilities arising from or related to the Hedging Transactions, and shall make any required payments to Sellers and the other Seller Indemnified Parties within ten Business Days after receipt of an invoice with respect thereto.

(d)                                 Consents.  For the purposes of obtaining the written consents for AFEs required in Section 8.1(b)(2), Buyers designate the following contact Person:  Bill Page, at the address and telephone number for Buyers set forth in Section 15.3.  Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission.  Buyers agree that they will (1) timely respond to any written request for consent pursuant to Section 8.1(b)(2), and (2) consent to any written request for approval of any AFE that the officers of Sellers reasonably consider to be economically viable.  Buyers’ consent shall be considered granted within ten days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Sellers’ request for consent) after Buyers’ receipt of such request for such consent, unless Buyers notify Sellers to the contrary during that period.

(e)                                  Disclaimer.  Buyers acknowledge that Sellers own undivided interests in certain of the Assets with respect to which they are not the operator, and Buyers agree that the acts or omissions of the other Working Interest owners (including the operators) who are not Sellers or any of Sellers’ Affiliates and which Sellers do not have the contractual right to control shall not constitute a breach of the provisions of Section 8.1, nor shall any action required by a vote of Working Interest owners in and of itself constitute such a breach so long as Sellers have voted their interest in a manner that complies with the provisions of Section 8.1.

8.2                               Covenants and Agreements of Buyers and EVOC, as Applicable.

(a)                                 Change of Name.  As promptly as practicable, but in any case within 120 days after the Closing Date, Buyers and EVOC shall use their reasonable efforts to (1) eliminate the name “Laredo” and any variants thereof from the Assets, (2) cease using in any way the word “Laredo” with respect to the Assets, and (3) remove and cease to use all trademarks associated with Sellers or their Affiliates with respect to the Assets.  Except with respect to such grace period for eliminating existing usage, for the avoidance of doubt, Buyers and EVOC shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.  FROM AND AFTER THE CLOSING, BUYERS HEREBY WAIVE, RELEASE AND AGREE TO JOINTLY AND SEVERALLY, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS AND THE OTHER SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY LOSSES ARISING OUT OF, OR IN ANY WAY ATTRIBUTABLE TO, THE USE OF THE WORD “LAREDO” WITH RESPECT TO THE ASSETS OR OTHERWISE IN RELATION TO ANY BREACH BY BUYERS OR EVOC OF THEIR

OBLIGATIONS UNDER THIS SECTION 8.2(A), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(b)                                 Governmental Bonds.  Buyers and EVOC acknowledge that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or their Affiliates with Governmental Entities and relating to the Assets are transferable to Buyers or EVOC.  On or before the Closing Date, Buyers and EVOC shall obtain, or cause to be obtained in the name of the Buyers and EVOC, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (1) for Buyers’ ownership and EVOC’s operation of the Assets and (2) to permit the cancellation of the bonds, letters of credit and guarantees posted by Sellers and/or their Affiliates with respect to the Assets.  In addition, at or prior to Closing, Buyers and EVOC shall deliver to Sellers evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

(c)                                  Confidentiality.  As used herein, the term “Confidential Information” means all proprietary information of whatever nature, in whatever form (including oral, written, graphic, digital, electronic or otherwise), which may be disclosed by Sellers or their Representatives to Buyers or their Representatives, or otherwise obtained by Buyers or their Representatives, regarding the Assets (whether pursuant to Buyers’ Due Diligence Review or otherwise), including the following types of information, documents and other materials: (w) geological, geophysical, drilling, engineering, production, operational, reserve, reservoir and other technical, leasehold, land, environmental, financial, commercial and other data, plats, models, plans, analyses, reports, contracts and other materials; (x) the existence and contents of any proposal, discussion, negotiation, understanding or agreement involving the Parties in respect of the Assets, including with respect to the transactions contemplated by this Agreement; (y) all reproductions, transcriptions, reports, summaries, extracts, restatements, analyses, interpretations, sketches, notes and other materials, in whatever form, which may be generated by Buyers from any Confidential Information previously received by Buyers; and (z) Third Party Proprietary Data.

(1)                                 Subject to Section 8.2(c)(2) and Section 8.2(c)(3), Buyers agree that all Confidential Information shall, in accordance with the Confidentiality Agreement and this Agreement, be kept strictly confidential and shall not be sold, traded, published, transferred or otherwise disclosed to any other Person in any manner whatsoever, including electronically or by any other means of reproduction or transmittal, without Sellers’ specific prior written consent.  Without limiting the scope of Buyers’ obligations under the immediately preceding sentence, Buyers shall take protective measures for the Confidential Information which are at least as stringent as for its own confidential and proprietary information.

(2)                                 Buyers may disclose Confidential Information without Sellers’ prior written consent only to the extent that such disclosed Confidential Information: (A) at the time disclosed, is part of the public domain other than through the act or omission of

Buyers or their Representatives in violation of the provisions of this Section 8.2(c); (B) was, prior to the Effective Time, acquired independently by Buyers from a Third Party who (i) lawfully obtained such Confidential Information, and (ii) did not derive such Confidential Information directly or indirectly from Sellers or its Representatives; (C) is developed by Buyers or any of their Affiliates independently, and without the use of or reference to, any of the Confidential Information; or (D) is required to be disclosed by Buyers under applicable Law, including any recognized securities exchange on which the shares of Buyers or any of their Affiliates are actively traded; provided that Buyers will make all reasonable efforts to give Sellers prior written notice of any such required disclosure and the opportunity to seek a protective order if Sellers wish, all to the extent permitted by applicable Law; provided further, if Sellers wish, but are unable, to obtain such protective order prior to any such required disclosure, then (I) Buyers may disclose to the appropriate Governmental Entity or other authority that portion of the Confidential Information which Buyers are legally required to disclose and Buyers shall use all reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information and (II) Buyers shall not be liable to Sellers for such disclosure to the extent made in accordance with this Section.

(3)                                 Notwithstanding the foregoing, Buyers may disclose Confidential Information to any of their Affiliates and other Representatives without Sellers’ prior written consent, provided that Buyers shall remain liable hereunder for any failure of such Affiliate or other Representative to maintain such Confidential Information as strictly confidential in accordance with the terms of this Section 8.2(c).  Buyers shall ensure that each such Affiliate and other Representative is aware of Buyers’ obligations under this Section 8.2(c) and shall ensure compliance by each such Affiliate and other Representative with all such obligations.

(d)                                 Qualifications. Buyers shall continue to be qualified to own, and EVOC shall continue to be qualified to operate the Assets in all jurisdictions where such Assets are located. Buyers and/or EVOC, as applicable, will continue to maintain lease bonds and any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets.

(e)                                  Future Assumption of Liabilities.  In the event that (i) any Buyer or any of its successors or assigns conveys, assigns, or otherwise transfers all or substantially all of their properties or assets to any Person; (ii) any Buyer or any of its successors or assigns conveys, assigns, or otherwise transfers all or any portion of the Assets to any Person; or (iii) any dissolution, liquidation, termination, merger, consolidation or other reorganization of any Buyer occurs, then, and in each such case, such assignment, conveyance, transfer, or change shall expressly provide that the successors, assigns and transferees of any Buyer and any of its successors, assigns or transferees shall assume and continue to be responsible for the Assumed Liabilities set forth in this Agreement.  Each Buyer agrees that the covenants set forth in this Section 8.2(e) shall run with title to the Leases/Lands and shall be incorporated at Closing into each Assignment conveying the Leases/Lands to such Buyer.  Each Buyer hereby acknowledges Sellers’ reliance on this Section 8.2(e) and that same is a material part of this Agreement, agrees that the Purchase Price reflects Buyers’ agreement to the covenants set forth in this Section 8.2(e), and acknowledges further that, without this Section 8.2(e), Sellers would not have entered into this Agreement.  The provisions contained in this Section 8.2(e) shall expressly survive Closing and delivery and recording of each Assignment.

8.3                               Covenants and Agreements of the Parties.

(a)                                 Communication Between the Parties Regarding Breach.  If Buyers or Sellers obtain Knowledge prior to Closing that leads either Party to believe that the other Party has breached a representation or warranty or failed to perform a covenant or agreement under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as reasonably practicable so that the breaching Party may attempt to remedy or cure such breach prior to the Closing.  If such breach or failure is thereafter cured to the reasonable satisfaction of the non-breaching Party by the Closing (or, if the Closing does not occur, by the date this Agreement terminates), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement.

(b)                                 Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed or materially damaged by fire or other casualty or if a material portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (each, a “Casualty Loss”), Sellers shall promptly advise Buyers in writing of such Casualty Loss and shall elect, by the delivery of written notice to Buyers at least five Business Days prior to the Closing Date (or, if the Casualty Loss occurs after such date and prior to Closing, as soon as reasonably practicable prior to the Closing Date), either of the following: (1) to retain the Asset affected by the Casualty Loss and reduce the Purchase Price by the Allocated Value of such Asset; or (2) with the consent of Buyers, such consent not to be unreasonably withheld, conditioned or delayed, to assign such Asset to Buyers without any reduction of the Purchase Price, subject to the assignment to Buyers of all insurance proceeds received by Sellers (net of any Taxes incurred thereon by Sellers) as to such Casualty Loss.

(c)                                  Successor Operator.  Sellers are designated as operator of certain Assets pursuant to joint operating agreements with Third Parties included in the Applicable Contracts.  Buyers acknowledge that such Third Parties may not agree to allow EVOC to succeed Sellers as operator under such joint operating agreements or may exercise other rights that they may have which would preclude EVOC from succeeding Sellers as operator.  Buyers and EVOC specifically acknowledge and agree that Sellers have made no representation, warranty or other guarantee that EVOC will succeed Sellers as operator under any joint operating agreement; provided that Sellers shall use their commercially reasonably efforts, if requested by Buyers and/or EVOC, to support EVOC’s succession of Sellers as operator as to any of the Assets currently operated by Sellers, subject to the provisions of any applicable joint operating agreement and subject to the payment by Buyers and/or EVOC of any required fee or other consideration.  It is expressly understood and agreed that neither Sellers nor any of their Affiliates shall be obligated to continue operating any of the Assets following the Closing, and Buyers assume full responsibility for operating (or causing the operation of) all Assets following Closing.  Without implying any obligation on Sellers’ part to continue operating any Assets after the Closing, if Sellers or any of their Affiliates continue to operate any Assets following the Closing at the request of Buyers or any third party working interest owner, due to constraints of applicable joint operating agreements, failure of a successor operator to take over operations or other reasonable cause, such continued operation by such Person shall be for the account of Buyers and at the sole risk, cost and expense of Buyers (including such Person’s overhead) and Buyers release and indemnify Sellers and the other Seller Indemnified Parties from any liabilities in connection with such operations, except to the extent caused by gross negligence or willful misconduct of Sellers or any of their Affiliates.

(d)                                 Employees of Sellers.  Buyers and EVOC agree that, without Sellers’ prior written consent and excepting only as expressly otherwise provided below, until one year after the Closing Date, Buyers and EVOC will not, directly or indirectly, solicit for employment any employee of Sellers or any of their Affiliates who have provided services in relation to the Assets or with whom Buyers or EVOC have had contact or who became known to Buyers or EVOC in connection with Buyers’ consideration of the transactions contemplated by this Agreement, except as to the Available Employees (as defined below); provided that, so long as Buyers and EVOC have not breached their obligations hereunder, Buyers and EVOC shall not be precluded from hiring any such employee or other Person who (1) responds to any advertisement to the public or the industry generally that is not directly or indirectly targeted at employees of the Sellers or any of their Affiliates, or (2) has been terminated (and not rehired) by Sellers or any of their Affiliates at least six months prior to commencement of employment discussions between Buyers or EVOC and such employee or other Person.  Buyers, EVOC or their Affiliates, in their sole discretion, may make offers of employment to those certain of the Sellers’ employees listed in Schedule 8.3(d) (the “Available Employees”).  From and after the Execution Date until the Closing Date, Sellers shall reasonably cooperate with Buyers and EVOC in permitting Buyers, EVOC or their Affiliates, upon reasonable notice to Sellers, reasonable access to the Available Employees to interview such Available Employees during normal business hours and to communicate any information concerning employment offers and employment with Buyers, EVOC or their Affiliates.  Without limitation to the foregoing, however, Sellers shall have the right to make competing offers to the Available Employees to remain employees of Sellers.

(e)                                  Government Reviews.  In a timely manner, the Parties and EVOC shall (1) make all required filings, prepare all required applications and conduct negotiations with each Governmental Entity as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (2) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party and EVOC shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations.  Without limiting the foregoing, if the Parties determine that a filing under the HSR Act is required, then, within ten Business Days following the Execution Date, the Parties will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder.  Each of the Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  The Parties shall cooperate with each other and shall promptly furnish all information to the other Parties that is necessary in connection with Buyers’ compliance with the HSR Act.  The Parties shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 8.3(e) shall be borne one-half by Buyers and one-half by Sellers.

(f)                                   Amendment of Schedules.  Buyers agree that Sellers shall have the continuing right until Closing to add, supplement or amend the Schedules and Exhibits with respect to any matter hereafter arising or discovered which, if existing or known as of the Execution Date or thereafter, would have been required to be set forth or described in such Schedules.  Simultaneously with any such addition, supplement or amendment, Sellers shall provide copies thereof to Buyers.  For purposes of determining whether the conditions set forth in ARTICLE 10 have been fulfilled, the Schedules to Sellers’ representations and warranties contained in ARTICLE 6 shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which relate to events, actions or omissions which arose or relate to periods of time between the Execution Date and Closing shall be waived and deemed part of the Schedules for all purposes and Buyers shall not be entitled to make any Claim with respect thereto pursuant to the terms of this Agreement or otherwise.  For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary (1) Buyers shall be entitled to make a Claim pursuant to Section 14.2(a)(1) with respect to any addition, supplement or amendment of the Schedules to Sellers’ representations and warranties contained in ARTICLE 6 pursuant to this Section 8.3(f) to the extent (and only to the extent) that the event, action or omission which gave rise to such addition, supplement or amendment arose or related to periods of time prior to the Execution Date, and (2) Sellers shall be entitled to supplement, modify and/or amend Schedule 1.1(c) prior to Closing, and such Schedule (as so supplemented, modified and/or amended) shall, for all purposes under this Agreement (including ARTICLE 10 and Section 12.3), be deemed to include all the information contained therein on the Closing Date.

(g)                                  Confidentiality Agreement.  Upon the Closing Date, the Parties agree that the Confidentiality Agreement shall terminate.

ARTICLE 9
TAX MATTERS

9.1                               Asset Tax Liability.  Subject to the treatment of real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) provided below, all Asset Taxes for Tax periods that begin before and end on or after the Effective Time shall be allocated between Buyers and Sellers as of the Effective Time for all taxable periods that include the Effective Time.  All Asset Taxes that are not Property Taxes shall be allocated to Sellers to the extent they relate to Hydrocarbon production prior to the Effective Time and to Buyers to the extent they relate to Hydrocarbon production on or after the Effective Time.  No liability for Asset Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4.  Property Taxes for each assessment period shall be allocated to Sellers based on the percentage of the assessment period occurring before the Effective Time and to Buyers based on the percentage of the assessment period occurring on or after the Effective Time.  Each Party shall promptly furnish to the other Party copies of any Asset Tax assessments and statements (or invoices therefor from any applicable Third Party operator of the Assets) received by it, to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under this Section 9.1.  Sellers shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent relating to the period on and after the Effective Time and through the Closing Date, together with all Subject Transfer Taxes, and incorporate such estimates into the Preliminary Settlement Statement.  The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated, as necessary, based on the best information available at the time of the Final Settlement Statement.

9.2                               Transfer Taxes.  All sales, use, transfer, stamp, documentary, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes but excluding Taxes on gross income, net income, gross receipts or margin), duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyers.  The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes.  Buyers agree to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes and to reasonably consult with Sellers regarding any such filing. Upon filing, Buyers shall promptly provide Sellers with a copy of all Subject Transfer Tax Returns.

9.3                               Asset Tax Returns.  Sellers shall provide Buyers with any information Sellers have that is reasonably necessary for Buyers to file any required Tax Return with respect to Asset Taxes that are due after the Closing Date.  All such Tax Returns shall be prepared by Buyers in a manner consistent with the prior practice of Sellers, to the extent permitted by Law and in a manner consistent with the allocation described in Section 2.3(a), Section 2.3(b) and, if applicable, the final Section 1060 Allocation Schedule.  Buyers shall provide Sellers with copies of completed drafts of such Tax Returns at least 20 days prior to the due date for filing thereof, to the extent reasonably practicable, along with supporting work papers, for Sellers’ review.  Buyers shall consider in good faith any comment that Sellers submit to Buyers no less than ten days prior to the due date of such Tax Returns.  Buyers shall file all such Tax Returns and, subject to the provisions of Section 9.1, pay all Asset Taxes due and payable with respect to such Tax Returns.  To the extent Buyers make any payment of Asset Taxes pursuant to this Section 9.3 for which Sellers are liable pursuant to Section 9.1 and which exceeds the amount taken into account in the Final Settlement Statement, Sellers shall reimburse Buyers for such excess amount no later than ten days after Buyers deliver a statement to Sellers setting forth the amount of reimbursement to which Buyers are entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

9.4                               Tax Cooperation.  Buyers and Sellers shall each cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such Records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1                        Conditions to Obligations of Both Parties.  The obligations of each Party at the Closing are subject to the satisfaction (or written waiver by both Parties) at or prior to the Closing of the following conditions precedent:

(a)                                 Governmental Entity Consents.  All consents and approvals of any Governmental Entity (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(b)                                 No Governmental Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other legal restraint, prohibition or order issued by any court of competent jurisdiction or Governmental Entity preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(c)                                  No Action.  No action will have been taken, nor any statute, rule, or regulation will have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.

10.2                        Sellers’ Conditions.  The obligations of Sellers at the Closing are subject, at the option of Sellers, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Buyers and EVOC contained in ARTICLE 7 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of such specified date);

(b)                                 Buyers and EVOC shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyers and EVOC (individually or as to its share of any joint obligations with Sellers) at or prior to the Closing; and

(c)                                  Buyers and EVOC shall have delivered, or be ready, willing and able to deliver, to Sellers the deliverables set forth in Section 12.3.

10.3                        Buyers’ Conditions.  The obligations of Buyers at the Closing are subject, at the option of Buyers, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Sellers contained in ARTICLE 6 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects)  as of such specified date); provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would constitute a Material Adverse Effect;

(b)                                 Sellers shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Sellers (individually or as to its share of any joint obligations with Buyers) at or prior to the Closing; and

(c)                                  Sellers shall have delivered, or be ready, willing and able to deliver, to Buyers the deliverables set forth in Section 12.3.

ARTICLE 11
RIGHT OF TERMINATION

11.1                        Termination.  This Agreement may be terminated prior to Closing as follows:

(a)                                 by the mutual written agreement of Sellers and Buyers;

(b)                                 by Buyers, if any of the conditions set forth in Section 10.3 have not been satisfied by Sellers on or before the Outside Termination Date;

(c)                                  by Sellers, if any of the conditions set forth in Section 10.2 have not been satisfied by Buyers or EVOC on or before the Outside Termination Date;

(d)                                 by Buyers, if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied (or, with respect to the conditions set forth in Section 10.3, waived in writing by Buyers), in each case, on or before the Outside Termination Date and Sellers nevertheless refuse or fail to close the transactions contemplated by this Agreement;

(e)                                  by Sellers, if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied (or, with respect to the conditions set forth in Section 10.2, waived in writing by Sellers), in each case, on or before the Outside Termination Date and Buyers nevertheless refuse or fail to close the transactions contemplated by this Agreement;

(f)                                   by Sellers or Buyers if any of the conditions set forth in Section 10.1 are not satisfied on or before the Outside Termination Date; or

(g)                                  by either Sellers or Buyers, if the sum of (1) the Title Adjustment Amount, (2) the Environmental Adjustment Amount and (3) the Allocated Value of any Assets removed from the transactions contemplated by this Agreement pursuant to Section 4.2(j)(2), Section 4.4(a), Section 4.4(b) or Section 5.3(e)(3), exceeds, in the aggregate (i.e. collectively as to clauses (1) and (2) above), 25% of the unadjusted Purchase Price;

provided, however, that neither Buyers nor Sellers shall have the right to terminate this Agreement pursuant to Section 11.1(b) or Section 11.1(c) if such Party is at such time in material breach of any provision of this Agreement.

11.2                        Liabilities Upon Termination.  If this Agreement is terminated pursuant to any provision of Section 11.1, then, except (x) for the provisions of Sections 1.1, 1.2, 3.3(b),3.3(c), 3.3(d), 3.3(e), 3.4, 8.1(c), 8.2(c), 8.3(d), 11.2, 11.3, and 14.2(e) and ARTICLE 15, this Agreement shall forthwith terminate and become void, and (y) as is expressly provided in this Section 11.2, the Parties shall have no further liability or obligation hereunder and each Party waives all remedies available at law or in equity on account of the termination of this Agreement.

(a)                                 If Sellers terminate this Agreement pursuant to (1) Section 11.1(c) due to a willful breach of this Agreement by Buyers or EVOC or (2) Section 11.1(e), then, in each case, Sellers shall be entitled (A) to terminate this Agreement and to the Performance Deposit together with all interest accrued thereon, free and clear of any Claims thereon by Buyers or their Affiliates, as liquidated damages, or (B) to seek enforcement of specific performance of this Agreement, in either case, as Sellers’ sole remedy hereunder.  Buyers, EVOC and Sellers each agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(b)                                 If Buyers terminate this Agreement pursuant to (1) Section 11.1(b) due to a willful breach of this Agreement by Sellers or (2) Section 11.1(d), then, in each case, Buyers shall be entitled (A) to terminate this Agreement and to a return of the Performance Deposit together with all interest accrued thereon, free and clear of any Claims thereon by Sellers or their Affiliates, as liquidated damages, or (B) to seek enforcement of specific performance of this Agreement, in either case, as Buyers’ sole remedy hereunder.  Buyers and Sellers each agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(c)                                  If this Agreement is terminated for any reason other than as set forth in Section 11.2(a) or Section 11.2(b), then the Performance Deposit together with all interest accrued thereon shall be returned to Buyers, free and clear of any claims thereon by Sellers or their Affiliates, and Sellers shall have no further liability hereunder.

(d)                                 Pursuant to the terms of this Section 11.2, Buyers and Sellers shall deliver to the Performance Deposit Bank a signature to release to Sellers or Buyers, as applicable, from escrow an amount equal to the Performance Deposit together with all interest accrued thereto.

11.3                        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyers and EVOC shall promptly return to Sellers or destroy all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information whatsoever furnished by Sellers to Buyers or EVOC or prepared by or on behalf of Buyers or EVOC in connection with the Due Diligence Review or the transactions contemplated hereby.  An officer of each Buyer or EVOC, as applicable, shall certify same to Sellers in writing.

ARTICLE 12
CLOSING

12.1                        Date of Closing.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on (a) August 1, 2013, provided that if the conditions set forth in Section 10.1, Section 10.2, and Section 10.3 (other than any such conditions that by their nature cannot be satisfied until the Closing Date) have not been satisfied or waived in writing as of such date, then on the fifth Business Day after satisfaction (or waiver) of such conditions, or (b) such other date as Buyers and Sellers may agree upon in writing.  The date Closing occurs shall be the “Closing Date”.

12.2                        Place of Closing.  The Closing shall be held at the offices of Sellers at 10:00 a.m. Tulsa, Oklahoma time or at such other time and place as Buyers and Sellers may agree in writing.

12.3                        Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Sellers and Buyers shall each execute and deliver counterparts of the Assignment, Bill of Sale and Conveyance of the Assets and the Specified Contracts, effective as of the Effective Time, substantially in the form of Exhibit E (the “Assignment”), for recordation in each jurisdiction in which the Assets are located;

(b)                                 Sellers shall deliver possession of the Assets.

(c)                                  Sellers and Buyers shall each execute and deliver an Assignment and Assumption Agreement with respect to the Specified Contracts, effective as of the Effective Time, substantially in the form of Exhibit F;

(d)                                 Each Buyer (and EVOC with respect to a certificate certifying to the satisfaction on the conditions contained in Section 10.2(b)) shall deliver to Sellers a certificate executed by an authorized officer of such Buyer or EVOC, as applicable, certifying to the satisfaction of the conditions contained in Section 10.2(a) and Section 10.2(b), as applicable;

(e)                                  Sellers and Buyers shall execute and deliver counterparts of such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Assets to Buyers, including any federal and state forms of assignment, as applicable;

(f)                                   Sellers and Buyers shall each execute and deliver an acknowledgment of the Preliminary Settlement Statement;

(g)                                  Each Seller shall deliver to Buyers a certificate executed by an authorized officer of such Seller certifying to the satisfaction by such Seller of the conditions contained in Section 10.3(a) and Section 10.3(b);

(h)                                 Sellers and Buyers shall deliver to the Performance Deposit Bank a jointly executed directive to release to Sellers from the jointly controlled account an amount equal to the Performance Deposit together with all interest accrued thereon;

(i)                                     Sellers shall transfer to Buyers all rights, benefits and obligations relating to Hedging Transactions;

(j)                                    Buyers shall cause the Closing Amount to be paid to Sellers by wire transfer of immediately available funds to an account designated by Sellers in the Preliminary Settlement Statement;

(k)                                 Sellers shall execute and deliver transfer orders or letters in lieu thereof (on a form reasonably acceptable to Buyers), notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyers of proceeds attributable to production from the Assets;

(l)                                     Each Seller shall execute and deliver to Buyers and EVOC (and to the other working interest owners of the Assets which such Seller operates, if any) all documents necessary for such Seller to resign as operator of all those Assets which it currently operates;

(m)                             Each Seller shall execute and deliver to Buyers an affidavit of non-foreign status under Section 1445 of the Code in the form of Exhibit G; and

(n)                                 Sellers, EVOC and Buyers shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1                        Post-Closing Adjustments.

(a)                                 Final Settlement Statement.  As soon as practicable after the Closing, but in no event later than 120 days after Closing except as may be otherwise expressly provided herein, (the “Final Settlement Statement Due Date”), Sellers will cause to be prepared and delivered to Buyers, in accordance with GAAP and customary industry accounting practices, a settlement statement setting forth each adjustment to the Purchase Price in accordance with

Section 2.4 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price” and such statement, the “Final Settlement Statement”).  Within 30 days after its receipt of the Final Settlement Statement, Buyers shall deliver to Sellers a written report containing any changes that Buyers propose to make to the Final Settlement Statement.  Buyers’ failure to deliver to Sellers a written report detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyers of the Final Settlement Statement delivered by Sellers.  The Parties shall endeavor to agree in writing with respect to the changes proposed by Buyers, if any, by no later than 60 days after Buyers’ receipt of Sellers’ proposed Final Settlement Statement.  Should the Parties fail to agree on the Final Settlement Statement and Final Purchase Price by such date, either Party may invoke the Dispute resolution procedures provided for in Section 13.1(b).  The date upon which such agreement is reached or upon which the Final Purchase Price is determined pursuant to Section 13.1(b) shall be herein called the “Final Settlement Date.”  If such agreed or determined Final Purchase Price is more than the Preliminary Purchase Price, Buyers shall pay to Sellers the amount of such difference by wire transfer in immediately available funds no later than five Business Days after the Final Settlement Date.  If such agreed or determined Final Purchase Price is less than the Preliminary Purchase Price, Sellers shall pay the amount of such difference to Buyers by wire transfer in immediately available funds no later than five Business Days after the Final Settlement Date.

(b)                                 Dispute Resolution.  Within ten days after either Party invokes the Dispute resolution procedures of this Section 13.1(b) pursuant to Section 13.1(a), the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Accounting Expert”).  If the Parties are unable to mutually agree upon the Accounting Expert within such ten day period, then the Parties shall, within ten days after the expiration of such foregoing ten day period, request that the AAA, acting through its offices in Houston, Texas, appoint the Accounting Expert.  The Accounting Expert shall be a certified public accountant having a minimum of ten years’ experience with regard to the types of matters involved in the Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for either Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Accounting Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator.

(c)                                  Within 15 days following the appointment of the Accounting Expert, Sellers shall provide the Accounting Expert with a copy of this Agreement, and each Party shall provide, both to the Accounting Expert and to each other, a summary of its position with regard to each such outstanding matter involving the Final Settlement Statement in a written document of five pages or less per outstanding Disputed matter.  The Parties shall instruct the Accounting Expert that, within 30 days after receiving the Parties’ respective submissions, the Accounting Expert shall render a decision, choosing only either Buyers’ position or Sellers’ position with respect to each Disputed matter.

(d)                                 Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Sellers and Buyers, and will be enforceable against each Party in any court having jurisdiction hereof, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Accounting

Expert and of any associated Dispute resolution proceedings.  The Final Settlement Statement shall be re-issued by Sellers if and as necessary to conform to the Accounting Expert’s decision.

13.2                        Records.  Sellers shall make the Records available for pick up by Buyers within 60 days following the Closing Date.  Sellers may retain copies of the Records, and Sellers shall have the right to review and copy the original Records during standard business hours and upon reasonable notice to Buyers for so long as Buyers retain the Records, which shall be a minimum of six years after the Closing Date.  Buyers agree that the Records will be maintained in compliance with all applicable Laws governing document retention.

13.3                        Further Assurances.  From time to time after Closing, Sellers, Buyers and EVOC shall each execute, acknowledge and deliver to each other such further instruments and take such other action as may be reasonably requested by such other Party or EVOC, as applicable, at such requesting Party’s or EVOC’s cost, as applicable, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 4.4(a) and Section 4.4(b).  Promptly after Closing, Buyers shall:  (a) record the Assignments of the Assets and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Entities, and Buyers shall provide to Sellers copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Entities; and (c) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyers and the assumption of the rights, interests, obligations and liabilities assumed by Buyers hereunder that have not been obtained prior to Closing, provided that Sellers shall reasonably cooperate with Buyers in obtaining such other consents and approvals, at Buyers’ cost.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1                        Buyers’ Assumption of Liabilities and Obligations.  Upon Closing, but without limiting Buyers’ rights to indemnification pursuant to Section 14.2(a), Buyers shall, jointly and severally, assume and pay, perform, fulfill and discharge all Claims, costs, expenses, and other obligations and liabilities whatsoever accruing or relating to (a) * (b) all Plugging and Abandonment Obligations and Environmental Liabilities involving the Assets; and (c) * (all of the foregoing, collectively, the “Assumed Liabilities”).

14.2                        Indemnification.  For purposes hereof, “Losses” shall mean any and all costs (including court costs, reasonable fees and expenses of attorneys, technical experts and expert

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

witnesses and the costs of investigation), expenses (including interest), charges, judgments, awards, settlements, damages, penalties, fines, prosecutions, duties, obligations and other liabilities of any type, including those incurred pursuant to or otherwise involving any Claim, and including those pertaining to or in any way derivative from any personal injury, illness or death, damage, loss or destruction of real or personal property or of any natural resources, any pollution of other harm to or destruction of the Environment or infringement upon or other impairment of any intellectual property rights.

(a)                                 Sellers’ Indemnification of Buyers.  Effective as of Closing, Sellers, jointly and severally, hereby release, defend, indemnify, and save and hold harmless Buyers, their Affiliates and their and their Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Buyer Indemnified Parties”) from and against all Losses, to the extent attributable to or arising out of (1) any breach by Sellers of any of Sellers’ representations and warranties contained in ARTICLE 6 (or the corresponding affirmations of such representations and warranties made by Sellers in the certificate delivered pursuant to Section 12.3(g)); (2) any breach by Sellers of its covenants and agreements hereunder; (3) Seller Taxes; (4) any Claims for bodily injury, illness or death accruing prior to the Effective Time but only to the extent attributable to, arising out of, incident to or in connection with the operation of the Assets by Sellers prior to the Effective Time; and (5) any Claims pertaining to the Excluded Assets.

(b)                                 Buyers’ Indemnification of Sellers.  Effective as of Closing, Buyers, jointly and severally, release, defend, indemnify, and save and hold harmless Sellers, their Affiliates, Warburg Pincus LLC and Sellers’, their Affiliates’ and Warburg Pincus LLC’s respective officers, directors, members, managers, employees, representatives and agents (the “Seller Indemnified Parties”) from and against all Losses to the extent attributable to or arising out of: (1) the Assumed Liabilities; (2) any breach by Buyers or EVOC of any of their representations or warranties in ARTICLE 7 (or the corresponding affirmations of such representations and warranties made by Buyers and EVOC in their respective certificates delivered pursuant to Section 12.3(d)); (3) any breach by Buyers or EVOC of their covenants and agreements hereunder; or (4) Buyer Taxes, EVEN IF SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLERS INDEMNIFIED PARTIES.

(c)                                  Limitations on Indemnity.

(1)                                 Notwithstanding anything to the contrary set forth herein, Sellers shall have no liability for defense and indemnification hereunder or for any Loss pursuant to Section 14.2(a) unless (A) the amount of an applicable indemnifiable Loss exceeds * (the “Per Item Threshold”) and (B) the total value of all such Losses in excess of the Per Item Threshold, in the aggregate, exceeds * of the unadjusted Purchase Price (the “Deductible”), after which point the Buyer Indemnified Parties shall be entitled to defense and indemnification pursuant to Section 14.2(a) only to the incremental extent of the value of any such Losses in excess of the Deductible.

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(2)                                 The maximum liability of Sellers for all of their obligations hereunder and under any Transaction Document, including for defense and indemnification pursuant to Section 14.2(a) with respect to Losses suffered by the Buyer Indemnified Parties (including Losses for which the Deductible applies), shall not exceed, in the aggregate, * (the “Cap”).

(3)                                 Notwithstanding the foregoing or anything to the contrary in this Section 14.2(c), the Per Item Threshold, Deductible and Cap will not apply to the indemnification obligations of Sellers (A) with respect to any breach by Sellers of any of their Fundamental Representations, (B) under Section 14.2(a)(3), (C) under Section 14.2(a)(5) or (D) with respect to any breach by Sellers of their obligations under Section 13.1; provided, however, that in no event shall Sellers’ aggregate liability under the aforementioned provisions of this Agreement and the Transaction Documents, together with all other liabilities of Sellers under this Agreement and the Transaction Documents, exceed 100% of the Purchase Price; provided, however, except for liabilities attributable to Section 14.2(a)(5).

(d)                                 Sole Remedy.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sellers’ and Buyers’ and EVOC’s sole and exclusive remedies against each other with respect to any and all Claims for breaches of the representations, warranties, covenants and agreements contained in this Agreement or under any other agreement, contract or instrument contemplated herein (including the affirmations of the representations and warranties contained in the certificates delivered by each Party and EVOC at Closing pursuant to Section 12.3(d) and Section 12.3(g), as applicable) or otherwise in connection with the transactions contemplated hereby, are exclusively set forth in Section 3.3(d), Section 8.2(a) and this Section 14.2, and if no such right of defense or indemnification or to be held harmless is expressly provided in Section 3.3(d), Section 8.2(a) and this Section 14.2, then such Claims are hereby waived by the Parties to the fullest extent permitted by Law.  Except for the remedies contained in Section 3.3(d), Section 8.2(a) and this Section 14.2, each Party and EVOC (including as to its respective Indemnified Parties) releases, remises, and forever discharges the other Party (including as to its respective Indemnified Parties) and EVOC, as applicable, from any and all suits, legal or administrative proceedings, Claims, demands, damages, Losses, costs, liabilities, interest, causes of action and other obligations whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or any other agreement, contract or instrument contemplated herein, Sellers’ ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES (IN EACH CASE) EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE OR PASSIVE, SIMPLE OR GROSS, SOLE, JOINT OR CONCURRENT), STRICT

* - Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PERSON, OR BY A PREEXISTING CONDITION.

(e)                                  Waiver of Non-Compensatory Damages.  None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from Sellers, Buyers, or their respective Affiliates or other Representatives, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising under or in connection with this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyers, on behalf of each of the Buyer Indemnified Parties, and Sellers, on behalf of each of Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby.

14.3                        Claims Procedure.  The defense, indemnification and hold harmless obligations contained in Section 3.3(a), Section 8.2(a) and Section 14.2 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking defense and indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable under Section 14.4 to the particular Loss that is the subject of such Claim Notice and must state, to the extent of the information reasonably available to the Indemnified Party:  (1) the amount of each payment or other obligation claimed by an Indemnified Party to be owing or other Loss for which the Indemnified Party is seeking defense, indemnification and to be held harmless, (2) the basis for such Claim, with supporting documentation if available, and (3) a list identifying, to the extent reasonably possible, each separate item of Loss for which payment or any other obligation is so Claimed.  Within 30 days of receipt of a Claim Notice, the Indemnifying Party may provide written notice to the Indemnified Party that it accepts, contests or rejects the Losses identified in such Claim Notice or its responsibility for same.  Any failure of the Indemnifying Party to provide such notice within such time period shall be deemed to be a rejection by such Indemnifying Party of such Losses and its responsibility for same.  If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification Claim, and the Indemnified Party shall provide the additional information reasonably requested to the extent reasonably available to it.  Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection.  All disputed defense, indemnification and hold harmless Claims shall be resolved by Buyers and Sellers in accordance with either (A) a mutual agreement between Buyers and Sellers, which shall be memorialized in writing, or (B) final arbitration in accordance with Section 15.12, which may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification and hold harmless Claim arising under this Agreement.

(b)                                 Information.  Promptly after the Indemnified Party receives notice of a Claim or legal action by a Third Party that may result in a Loss for which defense, indemnification and the right to be held harmless may be sought under this ARTICLE 14 (a “Third Party Claim”), the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other material information reasonably available to the Indemnified Party with respect to such Third Party Claim.  At the election of the Indemnifying Party, made within 30 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume sole management and control of such Third Party Claim (to the extent only that such Third Party Claim relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any cost or other liability to the Indemnified Party for which it is entitled to be defended, indemnified or held harmless hereunder, without its consent.  If the Indemnifying Party elects to assume such control, (i) any and all expense incurred by the Indemnified Party thereafter for investigation, defense or other handling of the matter shall be borne by the Indemnified Party, except as to those reasonable expenses incurred in responding to any request or instruction by the Indemnifying Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall reasonably request as necessary for the proper defense of such Third Party Claim.  In the absence of such an election, the Indemnified Party will reasonably endeavor to defend, at the Indemnifying Party’s expense, any Third Party Claim to which such Indemnifying Party’s defense, indemnification and hold harmless obligation under this ARTICLE 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle or otherwise resolve the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense and liability, subject to the Indemnifying Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, further, that if the Indemnifying Party fails to grant such consent, it shall immediately assume such defense, indemnification and hold harmless obligation from the Indemnified Party and reimburse the Indemnified Party for all expenses and other obligations and liabilities incurred by it prior to such point in time.  If any such Third Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third Party Claim or either Party’s position with respect to such Third Party Claim.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof, subject to the Indemnifying Party’s sole management and control of the defense of any such Third Party Claim in its sole good faith judgment; provided, however, that, notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’

fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party in writing that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  In the event that the Indemnifying Party has any Dispute regarding whether it is obligated to defend, indemnify and hold harmless the Indemnified Party as to any Third Party Claim or other Claim or any Dispute as to the scope of any such defense, indemnity and hold harmless obligation as to a Third Party Claim or other Claim, such Dispute shall be resolved in accordance with Section 15.12, which Dispute resolution process may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification or hold harmless Claim arising under this Agreement.

14.4                        Survival of Warranties, Representations and Covenants.

(a)                                 Subject to Section 14.4(c), (1) the representations and warranties of the Parties and EVOC, as applicable, in ARTICLE 6 and ARTICLE 7 (other than, in each case, the Fundamental Representations) and the affirmations of such representations and warranties contained in the certificates to be delivered at Closing pursuant to Section 12.3(d) and Section 12.3(g), as applicable) shall, in each case, survive the Closing for a period of six months, (2) the Fundamental Representations and ARTICLE 9 (and the affirmations of such representations, warranties and covenants contained in the certificate to be delivered at Closing pursuant to Section 12.3(d) and Section 12.3(g), as applicable) shall survive the Closing until 30 days after the expiration of the statute of limitations applicable thereto, and if there is no applicable statute of limitations, such Fundamental Representations and affirmations shall survive the Closing for a period of five years, (3) the covenants of Sellers contained in Section 8.1 shall survive the Closing for a period of six months, except the obligations of Buyers pursuant to Section 8.1(c) shall survive the Closing without time limit, (4) the covenants of each Buyer contained in Section 8.2(c) shall terminate at Closing, (5) the obligations of each Buyer pursuant to Section 8.2(e) shall survive the Closing without time limit and (6) the remaining covenants and agreements of the Parties contained herein (other than those contained in Section 14.1 and Section 14.2, which shall survive as specified in Section 14.4(c)), shall survive the Closing for a period of 12 months.  Except for Section 14.4(a)(5), it is the intent of the Parties to shorten the application of the statute of limitations as set forth in this Section 14.4(a).

(b)                                 Representations, warranties, covenants and agreements (and any certificate related thereto) shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide Claim asserted through a Claim Notice delivered pursuant to Section 14.3 with respect to such a warranty, covenant or agreement prior to its expiration date.

(c)                                  The indemnities in (1) Section 14.2(a)(1), Section 14.2(a)(2), Section 14.2(b)(2) and Section 14.2(b)(3) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date, (2) Section 14.2(a)(4) shall survive the Closing for a period of six months, (3) Section 14.2(a)(3) and Section 14.2(b)(4), shall survive the Closing until 30 days after the expiration of the statute of limitations applicable thereto, and (4) Section 14.2(b)(1) and Section 14.2(a)(5), shall survive the Closing without time limit.

14.5                        Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyers, EVOC or Sellers may have against any Third Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.6                        Tax Treatment of Indemnity Payments.  Any payment pursuant to this ARTICLE 14 shall be treated for Tax purposes as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.

ARTICLE 15
MISCELLANEOUS

15.1                        Schedules and Exhibits.  The Schedules and Exhibits hereto constitute a part of this Agreement. A matter set forth in one section of a Schedule need not be set forth in any other section of such Schedule so long as its relevance to such other section of the Schedule is reasonably apparent on the face of the information disclosed therein to Buyers. The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

15.2                        Expenses.  Except as may be otherwise specifically provided herein, all fees, costs and expenses incurred by Buyers, EVOC or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.  Notwithstanding any other provision of this Agreement, Sellers shall pay all Seller Transaction Costs and Buyers shall pay all Buyer Transaction Costs.

15.3                        Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party or EVOC, as applicable, charged with notice as follows: (a) if personally delivered, when received; (b) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (c) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, or (d) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

If to Buyers or EVOC:	If to Sellers:

EnerVest, Ltd.	Laredo Petroleum, Inc.
1001 Fannin, Suite 800	15 W. Sixth Street, Suite 1800,
Houston, TX 77002	Tulsa, Oklahoma 74119

Attn:	Phil DeLozier	Attn:	Kenneth. E. Dornblaser
	Senior Vice President, Operations		Senior Vice President & General
Phone: (713) 659-3500			Counsel
Fax: (713) 659-3556			Phone: (918) 513 - 4570
Email:pdelozier@enervest.net			Fax: (918) 513 - 4571

With a copy to:			With a copy to:
(which shall not constitute notice hereunder)			(which shall not constitute notice hereunder)

EnerVest, Ltd.			Akin Gump Strauss Hauer & Feld LLP
1001 Fannin, Suite 800			1111 Louisiana Street, 44th Floor
Houston, TX 77002			Houston, Texas 77002
Attn:	Fabené J. Welch		Attn: Christine B. LaFollette
	Senior Vice President and General		Phone: (713) 220-5800
	Counsel		Fax: (713) 236-0822
Phone: (713) 495-5386
Email: fwelch@enervest.net

Any Party or EVOC may, by three Business Days’ prior written notice so delivered to the other Party or EVOC, change the address or individual to which delivery shall thereafter be made.

15.4                        Amendments.  This Agreement may not be amended except by an instrument expressly modifying this Agreement signed by each of the Parties.  Except for waivers specifically provided for in this Agreement, no waiver by either Party of any breach of any provision of this Agreement shall be binding unless made expressly in writing.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (regardless of whether similar), and no such waiver shall constitute a continuing waiver unless expressly so provided.  Delay in the exercise, or non-exercise, of any such right is not a waiver of that right.

15.5                        Assignment.  Neither Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties and obligations hereunder without the prior written consent of the other Party.  Any such attempted assignment which does not comply with the foregoing provisions shall be deemed null and void.

15.6                        DISCLAIMERS.

(a)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATES TO BE DELIVERED BY SELLERS AT CLOSING PURSUANT TO SECTION 12.3(g) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, NEITHER SELLERS NOR ANY OTHER PERSON MAKE (AND BUYERS AND EVOC ARE NOT RELYING UPON) ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS (INCLUDING THE VALUE, CONDITION OR USE OF ANY ASSET) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER

EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OR OTHER UNDERTAKINGS NOT CONTAINED IN THIS AGREEMENT, WHETHER MADE BY SELLERS, ANY AFFILIATE OF SELLERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES.

(b)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATES TO BE DELIVERED BY SELLERS AT CLOSING PURSUANT TO SECTION 12.3(g) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYERS OR ANY OF THEIR AFFILIATES OR ANY OF ITS REPRESENTATIVES, INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYERS BY ANY REPRESENTATIVE OF SELLERS OR ANY OF THEIR AFFILIATES.

(c)                                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATES TO BE DELIVERED BY SELLERS AT CLOSING PURSUANT TO SECTION 12.3(g) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO (1) SELLERS’ TITLE TO ANY OF THE ASSETS, (2) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING OR OTHER CONSULTANT, ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY OTHER TECHNICAL, FINANCIAL, COMMERCIAL OR OTHER ANALYSIS OR EVALUATION RELATING TO THE ASSETS, (3) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (4) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR PAST, PRESENT OR FUTURE REVENUES OR PROFITS GENERATED BY THE ASSETS, (5) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION FROM THE ASSETS HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (6) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (7) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN OR THAT MAY BE MADE AVAILABLE OR COMMUNICATED TO BUYERS, EVOC OR THEIR AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

(d)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATES TO BE DELIVERED BY

SELLERS AT CLOSING PURSUANT TO SECTION 12.3(g) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYERS SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND THAT BUYERS HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYERS DEEM APPROPRIATE.

(e)                                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 7, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATES TO BE DELIVERED BY BUYERS AND EVOC AT CLOSING PURSUANT TO SECTION 12.3(d), NEITHER BUYERS, EVOC NOR ANY AFFILIATE OF ANY BUYER OR EVOC MAKES (AND SELLERS ARE NOT RELYING UPON) ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYERS AND EVOC DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OR OTHER UNDERTAKINGS NOT CONTAINED IN THIS AGREEMENT, WHETHER MADE BY BUYERS, EVOC, ANY AFFILIATE OF ANY BUYER OR EVOC OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES.

15.7                        Counterparts Signatures.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or by electronic transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and EVOC and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties and EVOC transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.  Any Party and EVOC, as applicable, that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to the other Party and EVOC; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8                        Governing Law.  THIS AGREEMENT, ALL ISSUES ARISING HEREUNDER, ALL TRANSACTIONS CONTEMPLATED HEREBY AND ANY ARBITRATION OR EXPERT DISPUTE RESOLUTION PROCEDURE CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH, AND EXCLUSIVELY GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAWS OR CHOICE OF LAW PRINCIPLES OR RULES WHICH MAY REFER ANY MATTER TO ANOTHER JURISDICTION FOR RESOLUTION.

15.9                        Entire Agreement.  This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement and the documents delivered at Closing by or on behalf of each Party, EVOC and their Affiliates (collectively, the “Transaction Documents”) constitutes the entire agreement and understanding between the Parties and their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings relating to such subject matter.

15.10                 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, EVOC and their respective successors and permitted assigns.

15.11                 No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties and their respective Indemnified Parties and their respective successors and permitted assigns; provided that only each of the Parties will have the right (but not the obligation) to enforce the provisions of this Agreement on its own behalf or on behalf of any of its respective Indemnified Parties.

15.12                 Dispute Resolution.  Except as otherwise provided in Section 2.3(b), Section 4.3, Section 5.3(f) and Section 13.1(b), any Dispute shall be determined by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (the “Rules”) and the provisions of this Section 15.12.

(a)                                 The arbitration shall be conducted by three arbitrators.  The place of arbitration shall be Houston, Texas.  Within 30 days of either Party providing notice to the other Party of a Dispute, each Party to such Dispute shall appoint one arbitrator, and the two arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second Party-appointed arbitrator.  If either Party fails to appoint an arbitrator within the permitted time period, then the missing arbitrator shall be selected by the AAA as appointing authority in accordance with the AAA Rules.  Any arbitrator nominated or appointed by the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA.  In addition to the rules of the AAA and applicable Law on arbitrator neutrality, no arbitrator shall have been an employee or consultant to either Party or any of its Affiliates within the five year period preceding the arbitration, or have any financial interest in the Dispute.

(b)                                 All awards of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating, modifying or correcting such under the Federal Arbitration Act (9 U.S.C. § 1 et seq.).  Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(c)                                  Notwithstanding the agreement to arbitrate Disputes in this Section 15.12 (except as provided in Section 2.3(b), Section 4.3, Section 5.3(f) or Section 13.1(b)), either Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment and conservation orders.  The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive a Party’s right to arbitration.  Additionally, the arbitrators (or in an emergency the chairperson acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone or video conference or by other means that permit the Parties to present evidence and arguments.  The arbitrators (or chairperson, as the case may be) may require either Party to provide appropriate security in connection with such measures.

(d)                                 The arbitral tribunal is authorized to award costs, attorneys’ fees and expert witness fees and to allocate such costs and fees between the Parties.  The award may include interest from the date of any default, breach or other accrual of a claim until the arbitral award is paid in full.  The arbitrators may not award indirect, consequential, special, punitive or exemplary damages except to the extent allowed under the terms of Section 14.2(e).  Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.  The cost of the arbitrators shall be split evenly between the Parties.

(e)                                  All negotiations, mediation, arbitration and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates or any of their respective employees, officers, directors, counsel, consultants and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award or expert determination, to enforce other rights of a Party as required by Law or for a bona fide business purpose, such as disclosure to accountants, shareholders or Third Party purchasers; provided, however, that breach of this Section 15.12(e) shall not void any settlement, expert determination or award.

(f)                                   Any papers, notices or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 15.13.

15.13                 Publicity.  Neither Buyers nor EVOC nor Sellers nor any of their respective Representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or by the applicable rules, regulations or orders of any Governmental Entity or stock exchange, in which case, each Party shall provide the other Party a draft of such release or other announcement prior to the issuance thereof, and give reasonable consideration to such comments as the other Party may have, prior to such release or other announcement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties and EVOC have duly executed this Agreement as of the day and year first above written.

SELLERS:

LAREDO PETROLEUM, INC.

By:	/s/ Randy A. Foutch
Name:	Randy A. Foutch
Title:	Chairman and Chief Executive Officer

LAREDO PETROLEUM TEXAS, LLC

By:	/s/ Randy A. Foutch
Name:	Randy A. Foutch
Title:	Chairman and Chief Executive Officer

LAREDO GAS SERVICES, LLC

By:	/s/ Randy A. Foutch
Name:	Randy A. Foutch
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYERS:

ENERVEST ENERGY INSTITUTIONAL FUND XII—WIB, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ John B. Walker
John B. Walker
President and Chief Executive Officer

ENERVEST ENERGY INSTITUTIONAL FUND XII—WIC, L.P.

By:	EnerVest Holding, LLC
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ John B. Walker
John B. Walker
President and Chief Executive Officer

ENERVEST ENERGY INSTITUTIONAL FUND XII—A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ John B. Walker
John B. Walker
President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ENERVEST ENERGY INSTITUTIONAL FUND XIII—A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

ENERVEST ENERGY INSTITUTIONAL FUND XIII—WIB, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ENERVEST ENERGY INSTITUTIONAL FUND XIII—WIC, L.P.

By:	EnerVest Holding XIII, LLC,
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ James M. Vanderhider
James M. Vanderhider
Executive Vice President and
Chief Financial Officer

For the limited purposes stated herein:

ENERVEST OPERATING, L.L.C.

By:	/s/ John B. Walker
John B. Walker
Executive Chairman

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT